UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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The Spectranetics Corporation
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THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333
________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 29, 2013

The Annual Meeting of the Stockholders of THE SPECTRANETICS CORPORATION (the “Company”) will be held at 9945 Federal Drive, Colorado Springs, Colorado on May 29, 2013, at 8:00 a.m. (MDT) for the following purposes:

1. To elect Mr. Scott Drake, Mr. William Jennings and Dr. Joseph Ruggio, three Class I directors, to the Board of Directors to serve a three-year term until the 2016 Annual Meeting of Stockholders, or until their successors are elected and have been duly qualified.

2. To hold a non-binding advisory vote to approve the compensation of our named executive officers.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 1, 2013, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card, or the form forwarded by your bank, broker or other holder of record, by mail. You may also vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and vote your shares in person, your proxy will not be used.

The Board of Directors recommends stockholders vote FOR each of the three Class I director nominees and FOR Proposals 2 and 3.

BY ORDER OF THE BOARD OF DIRECTORS,

Scott Drake
President and Chief Executive Officer
Colorado Springs, Colorado
April 3, 2013

THE SPECTRANETICS CORPORATION
9965 Federal Drive
Colorado Springs, CO 80921
(719) 633-8333

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 29, 2013

PROXY STATEMENT
________________
SOLICITATION OF PROXIES

This Proxy Statement is furnished to stockholders of THE SPECTRANETICS CORPORATION (“us,” “we,” “Spectranetics” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at 9945 Federal Drive, Colorado Springs, Colorado, 80921 on May 29, 2013, at 8:00 a.m. (MDT). We expect that this Proxy Statement and proxy will be first mailed to stockholders on or about April 25, 2013.

The cost of soliciting proxies is being borne by us. Our officers, directors and other employees, without additional compensation, may solicit proxies by telephone or by oral communication or by other appropriate means. We do not currently anticipate hiring a firm to solicit proxies. We may reimburse brokerage houses and other custodians, nominees, and fiduciaries for costs incurred in forwarding solicitation materials to beneficial owners of the shares held of record by those persons. We will pay all costs related to the preparation of this Proxy Statement, including legal fees, printer costs and mailing costs.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2013:

This Proxy Statement and our Annual Report for the year ended December 31, 2012 are available on our website at www.spectranetics.com/company/investor-relations/.

RECORD DATE AND VOTING OF SECURITIES

Only holders of record of our common stock outstanding as of the close of business on April 1, 2013, are entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements of the Meeting. As of April 1, 2013, there were 35,101,943 shares of common stock outstanding. Each share of common stock will be entitled to one vote on each matter presented at the Meeting. There is no cumulative voting.

In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of common stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Each matter is tabulated separately. Directors are elected by a plurality of the votes cast, which means that abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Adoption of the other proposals requires the affirmative vote of a majority of the shares of common stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions are counted in tabulations of the votes cast on all proposals presented to stockholders, thereby effectively counting as votes against such proposals. Broker non-votes are not counted for any purpose in determining whether a proposal has been approved. As a result, broker non-votes will not affect the outcome of any proposal.

Shares that are not voted in person cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

(i) by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

(ii) by telephone; or

(iii) electronically through the Internet.

Voting By Proxy Card.  Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If no specification is made in a properly executed proxy received by us, then the proxy will be voted (i) FOR the election of the three Class I director nominees to the Board listed in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, and (iii) FOR the ratification of the appointment of KPMG as our independent registered public accounting firm. If any other matters are brought before the meeting, the proxy holders will vote as recommended by the Board. If no recommendation is given, the proxy holders will vote in their discretion. If you own common stock through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting By Telephone Or Through The Internet.  If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 12:00 p.m., Central Time, on May 28, 2013. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, you should contact your broker, bank or other nominee to determine if you may vote by telephone or through the Internet.

REVOCATION OF PROXY

A proxy may be revoked by a stockholder at any time prior to the exercise of the proxy by written notice to our Secretary received by May 28, 2013, by submission of another proxy bearing a later date, or by attending the Meeting and voting in person. If you receive two or more proxy cards, please vote each in accordance with the procedures described thereon to ensure that all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our periodic reports on Form 10-Q and Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as to the number of shares of our common stock beneficially owned as of March 15, 2013, by (i) all persons known by us to be beneficial owners of more than 5% of our common stock; (ii) each of our directors; (iii) the named executive officers (as defined below under the caption “Executive Compensation—Summary Compensation Table” in this Proxy Statement); and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 35,082,643 shares of common stock outstanding on March 15, 2013.

Name and Address	Shares Owned (1)	Right to Acquire (2)	Total Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders
FMR LLC (3)	1,980,000		1,980,000	5.7%
BlackRock, Inc. (4)	1,944,308		1,944,308	5.6%
Directors and Named Executive Officers (5)
Anne Melissa Dowling (6)	36,353		36,353	*
R. John Fletcher (6)	79,562	45,000	124,562	*
William C. Jennings (6)	36,353		36,353	*
B. Kristine Johnson (6)	6,079		6,079	*
Daniel A. Pelak (6)	32,272		32,272	*
Joseph M. Ruggio, M.D. (6)	59,560	45,000	104,560	*
Maria Sainz (6)	22,272		22,272	*
Scott Drake	27,365	174,999	202,364	*
Guy A. Childs	132,397	106,288	238,685	*
Jason D. Hein	59,809	214,981	274,790	*
Shahriar Matin	22,020	201,419	223,439	*
Rob Fuchs	200	—	200	*
Renee Boehme (7)	28,279	—	28,279	*
All current executive officers and directors as a group (17 persons)	559,245	908,215	1,467,460	4.1%
____________

*	Less than 1%

(1)
Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Also includes restricted stock awards, whether vested or unvested. Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired through stock options exercisable or restricted stock units vesting within 60 days of March 15, 2013.

(3)
Information obtained from Schedule 13G filed with the SEC on February 14, 2013. Includes 1,980,000 shares beneficially owned by Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC. The filing noted that FMR LLC claims sole dispositive power for

1,980,000 shares and sole voting power for no shares. Voting power resides in the Fidelity Funds’ Boards of Trustee. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)
Information obtained from Schedule 13G/A filed with the SEC on February 11, 2013. Includes shares owned by BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited,  BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited,  BlackRock Fund Advisors, and BlackRock Institutional Trust Company, N.A. The filing noted that BlackRock, Inc. is a parent holding company and claims sole dispositive power and sole voting power for 1,944,308 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	The address of each of the directors and named executive officers listed is c/o The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, CO 80921.

(6)
Shares owned include 6,079 shares of unvested restricted stock granted to each of Ms. Dowling, Mr. Fletcher, Mr. Jennings, Ms. Johnson, Mr. Pelak, Dr. Ruggio and Ms. Sainz at the 2012 Annual Meeting of Stockholders, pursuant to the 2006 Incentive Award Plan. The shares of restricted stock are subject to forfeiture until they vest one year from the date of grant.

(7)	Ms. Boehme resigned as Vice President, General Manager, Lead Management as of December 14, 2012.

BOARD OF DIRECTORS

The following table lists the members of the Board, their ages as of March 31, 2013, their positions, the year first elected as a director, and the expiration of their current term.

Name	Age	Positions with the Company	Director Since	Term Expires
Anne Melissa Dowling	54	Director	2009	2014
Scott Drake (1)	45	President and Chief Executive Officer, Director	2011	2013
R. John Fletcher	67	Chairman of the Board of Directors	2002	2015
William C. Jennings (1)	73	Director	2009	2013
B. Kristine Johnson	61	Director	2012	2015
Daniel A. Pelak	61	Director	2010	2014
Joseph M. Ruggio, M.D. (1)	58	Director	1997	2013
Maria Sainz	47	Director	2010	2014
____________
(1) Nominated for re-election to the Board for a three-year term.

The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring are voted upon, and upon election each such director serves a three-year term. Messrs. Drake, Jennings and Ruggio currently serve as our Class I directors until the annual meeting on May 29, 2013; Ms. Dowling, Ms. Sainz and Mr. Pelak currently serve as our Class II directors until the annual meeting to be held in 2014; Mr. Fletcher and Ms. Johnson currently serve as our Class III directors until the annual meeting to be held in 2015. Dr. Craig Walker, who served as a Class III director, resigned as of March 15, 2013 for personal reasons. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of fewer than four or more than nine directors. The size of the Board is currently set at nine, though the Board may act to reduce the size of the Board to reflect its current composition. If the number of directors is changed, any increase or decrease is apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting for the year in which his term expires until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

We are not aware of any family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our stockholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices.

In April 2008, the Board adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and that of our stockholders. The Guidelines were periodically reviewed and amended by the Board, most recently in March 2013. The Guidelines address such matters as director qualification standards, director independence, selection of new directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines, limitations on director service on other boards, director resignation, the annual self-evaluation process and director education. Among the more recent revisions to the Guidelines, the Board promulgated restrictions on equity transactions, including no cash buyout of underwater options and prohibitions of hedging transactions and pledging of our stock by our directors, officers and employees. In addition, the Board adopted a policy requiring any nominee for director to offer his or her resignation to the Board in the event he or she receives a greater number of votes “against” his or her election than votes “for” such election. A complete copy of the Guidelines is available in the Investor Relations section of our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Corporate Code of Conduct

The Board has adopted a Corporate Code of Conduct and Ethics, which was revised and approved in December 2010 (the “Code of Conduct”), that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and other senior financial officers. The Code of Conduct, as applied to our principal financial officers, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of the NASDAQ Global Select Market. The Code of Conduct is posted on our website at www.spectranetics.com/company/investor-relations/corporate-governance. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. We intend to disclose on our website future amendments to certain provisions of our Code of Conduct, and any waiver of provisions of the Code of Conduct required to be disclosed under the rules of the SEC or listing standards of the NASDAQ Global Select Market.

Director Independence

Our Board makes an annual determination as to the independence of each Board member under the current standards for “independence” established by the NASDAQ Global Select Market. In March 2012, the Board determined that all of its directors are independent under these standards except for Dr. Ruggio, who received compensation from us in 2009, 2010 and 2011 related to the purchase of a patent by the Company from Dr. Ruggio covering an apparatus and method for aspirating intravascular, pulmonary and cardiac obstructions as well as certain royalties on net sales of products that contain one or more of the inventions covered by the patent and Mr. Drake, who also serves as our President and Chief Executive Officer. Concerning the patent agreement with Dr. Ruggio, an amendment to the patent purchase agreement was executed in June 2011, which documents that the patent has been fully paid up and no future royalty payments are payable to Dr. Ruggio. It is anticipated that Dr. Ruggio will be deemed “independent” under the NASDAQ standards in June 2013.

Leadership Structure

In December 2010, Mr. Fletcher, an independent director, was elected Chairman of the Board. Our Board believes that, at the present time, our interests and that of our stockholders are best served by the leadership and direction provided by an independent Chairman of the Board. The Board believes that this structure enhances the Board’s oversight of, and independence from, management and enhances the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders. The Board also believes that this leadership structure allows the Chief Executive Officer to focus his time and energy on operations and management, and leverage the experiences and perspectives of the independent Chairman of the Board. Furthermore, the Audit, Compensation, and Nominating and Corporate Governance committees, each of which is made up entirely of independent directors, perform various oversight functions independent of management. We may in the future combine the roles of Chief Executive Officer and Chairman of the Board depending on the then-current circumstances.

The Board’s Role in Risk Oversight

The Board has two primary methods of overseeing risk. The first method is through our Enterprise Risk Management (“ERM”) process, which allows for full Board oversight of the most significant risks facing us. The second is through the functioning of the Board committees.
The goal of ERM is to provide an ongoing process, effected at all levels across each business unit and corporate function, to identify, assess and monitor risk, and to implement mitigating actions, if possible. Where the ERM process identifies a material risk, it will be elevated through the CEO to the Board for its consideration. The Audit Committee amended its charter in October 2010, as requested by the Board, to expressly include as one of the Audit Committee’s responsibilities the oversight of management’s processes to manage our enterprise-wide risk. In this regard, the Audit Committee periodically receives and reviews presentations from management regarding the ERM process to assess whether it appears to be functioning effectively.

Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, has the responsibility for the oversight of our risk management processes. Senior management attends regular meetings of the Board, provides presentations on operations, including significant risks, and is available to address any questions or concerns raised by the Board. Specific examples of risks primarily overseen by the full Board include, but are not limited to, legal risks, competition risks, industry risks, economic risks, business operations risks, commercial and regulatory compliance risks, reputational risks and risks related to acquisitions and dispositions.

Additionally, our Board committees assist the Board in fulfilling its oversight responsibilities in the ERM process.

•
The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report such exposures. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls over financial reporting, accounting, financial, auditing, and treasury risks.

•	The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

•
The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

•
The Compliance Committee assists the Board in fulfilling its oversight responsibilities by considering risks relating to our operations within the medical device industry specifically, its compliance with applicable health care laws and regulations and its compliance with the terms of the five-year Corporate Integrity Agreement (“CIA”) entered into in December 2009 with the Office of Inspector

General of the United States Department of Health and Human Services (“OIG”) as part of the resolution of a federal investigation.

Our Board is apprised by the chair of each Board committee of significant risks and management’s responses via periodic updates at regularly scheduled Board meetings. We believe the leadership structure of our Board supports the Board’s effective oversight of our risk management.

Stockholder Communications with the Board

Stockholders may send written communications to the attention of the Board, any Board committee or any individual Board member. Communications should be directed to our Corporate Secretary, who will be primarily responsible for monitoring communications from stockholders and providing copies of such communications to the directors. Communications should include the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Company common stock owned by the stockholder and, if the stockholder is not the record owner of the stock, the name of the record owner. The Corporate Secretary will forward all communications that are not more suitably directed to management to the Board, a committee or individual directors, as appropriate. Stockholders who wish to communicate with the Board can write to Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A complete copy of the Policy and Procedures Regarding Communications Between Security Holders and the Board of Directors is available in the Investor Relations section of our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Board Committees and Meetings

The Board held nine in person or telephonic meetings during 2012. No director attended fewer than 75% in the aggregate of all Board meetings and meetings of any committee on which he or she served during 2012. Members of the Board and its committees also consulted informally with each other and with management from time-to-time and acted at various times by written consent without a meeting during 2012. In 2012, we scheduled a Board meeting in conjunction with our Annual Meeting of Stockholders. All individuals then serving as directors attended our 2012 Meeting. Our attendance policy is available in our Corporate Governance Guidelines at www.spectranetics.com/company/investor-relations/corporate-governance.

The Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee, as well as an ad hoc Business Development Committee. In 2012, the Board authorized an ad hoc Finance Committee of independent directors to facilitate the work of the Board in evaluating potential financing transactions.

Audit Committee.  In 2012, the Audit Committee consisted of three directors, Mr. Jennings, who serves as Chairperson, Ms. Dowling and Mr. Pelak, all of whom are “independent” under the current NASDAQ Global Select Market listing standards and SEC rules regarding audit committee membership. Mr. Jennings and Ms. Dowling were appointed to the Audit Committee in March 2009. Mr. Pelak was appointed to the Audit Committee in December 2010. In January 2013, Ms. Johnson replaced Mr. Pelak as a member of the Audit Committee. Ms. Johnson is also “independent” under the current NASDAQ Global Select Market listing standards.

The Board has determined that Mr. Jennings qualifies as an audit committee financial expert as that term is defined in the SEC’s rules and regulations.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) our accounting and financial reporting processes and the audit of our financial statements; (ii) the adequacy and effectiveness of our internal controls; (iii) the appointment, compensation, retention and oversight of the work of our independent auditors; (iv) the portions of the Code of Conduct that relate to the quality or integrity of our financial statements; and (v) our processes regarding enterprise-wide risk management. The Audit Committee also oversees our policy and procedures for the review, approval or ratification of transactions with related persons. The Audit Committee also pre-approves all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm in accordance with the policy described later in this Proxy Statement. The Audit Committee is responsible for preparing the report that is required by SEC rules to be included in this Proxy Statement.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, fraud or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. Such procedures can be found on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm. The committee is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee.

The Audit Committee held eleven meetings during 2012. The report of the Audit Committee for 2012 can be found following the “Director Compensation” section in this Proxy Statement. The Board has adopted an Audit Committee Charter, which is available on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Compensation Committee.  The Compensation Committee consists of three directors. Until March 6, 2012, the committee was composed of Ms. Dowling, who served as Chairperson, Mr. Jennings and Ms. Sainz, all of whom are “independent” under the current NASDAQ Global Select Market listing standards. Ms. Dowling and Mr. Jennings were appointed to the Compensation Committee in March 2009. Ms. Sainz was appointed to the Compensation Committee in December 2010. Effective March 7, 2012, Mr. Pelak replaced Ms. Dowling as a member of the Compensation Committee and serves as its Chairman. Mr. Pelak is also “independent” under the current NASDAQ Global Select Market listing standards.

The Compensation Committee is responsible for, among other things, discharging our Board’s responsibilities relating to the compensation of our executive officers and directors and the equity compensation of all employees, including assessing our overall compensation philosophy, structure and related risks, reviewing incentive compensation plans and equity-based plans and determining executive officer and director compensation. The Compensation Committee also participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and produces a Compensation Committee Report for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations.

With respect to the compensation of executive officers, the Compensation Committee, with significant input from the CEO, evaluates the individual performance of each executive officer other than the CEO and determines and approves the compensation of the executive officers based on such evaluation. With respect to the CEO, the Compensation Committee, with input from the Chairman of the Board, completes an annual performance review of our CEO. In addition, the Compensation Committee annually reviews a total compensation survey of healthcare companies and actual compensation amounts provided in peer group proxy statements. Based on evaluations submitted by the CEO, the Compensation Committee’s evaluation of the CEO, and a review of relevant third-party compensation data as described above, the Compensation Committee sets compensation levels for our executive officers that correspond to our goals and objectives. As part of the evaluation of the CEO, the Compensation Committee also solicits feedback from other Board members.

The Compensation Committee reviews and approves incentive compensation plans and makes recommendations to the Board with respect to equity-based plans. In addition, it approves any grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee also reviews and approves grants of stock options and other equity awards to our employees. In 2010, the Compensation Committee delegated the review and approval of option grants to non-officer new hires, within certain pre-determined guidelines, to the Chief Financial Officer and Vice President, Human Resources, acting jointly. In 2012, the Compensation Committee delegated (to any two of the CEO, CFO or Vice President of Human Resources) the review and approval of option grants to our employees following his or her promotion, within certain pre-determined guidelines. The Compensation Committee certifies whether performance goals, which are established by the Board of Directors, are met before performance-based compensation is paid to executive officers. The Compensation Committee is also responsible for administering the equity-based plans, including the 2006 Incentive Award Plan.

Beginning in September 2010, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to act as the Compensation Committee’s independent consultants on executive and director compensation. The engagement included, among other things, establishing a peer group list for executive officer compensation, analyzing executive officer compensation incorporating the peer group list, and consulting on matters regarding director and officer indemnification and officer severance agreements. With regard to director compensation, in 2010, Pearl Meyer provided general advice regarding the reasonableness of our director compensation levels in comparison with those of other similarly situated companies and the appropriateness of our total director compensation program structure.

The Compensation Committee discussed relevant independence considerations and concluded that the work of Pearl Meyer did not raise any conflicts of interest.

The Compensation Committee held 11 meetings during 2012. The report of the Compensation Committee for 2012 can be found below under the caption “Compensation Discussion and Analysis” in this Proxy Statement.

The Compensation Committee operates pursuant to a written Charter adopted by the Board, which is available on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Nominating and Corporate Governance Committee.  In 2012, the Nominating and Corporate Governance Committee consisted of three directors. Ms. Dowling and Messrs. Fletcher and Jennings comprised the committee through May 2012, at which time Ms. Johnson replaced Mr. Jennings as a Committee member. Ms. Dowling served as Chairperson until March 2012, at which time Mr. Fletcher was appointed as Chairman of the committee. All of the members of the Nominating and Corporate Governance Committee in 2012 are “independent” under the current NASDAQ Global Select Market listing standards. The Nominating and Corporate Governance Committee proposes nominees for election to the Board, including any stockholder nominees. The Nominating and Corporate Governance Committee recommended the nominees for election at this Annual Meeting. Other duties and responsibilities include: assessing the size and composition of the Board and its committees, overseeing the annual evaluation of the Board, and making recommendations to the Board regarding matters such as Stockholder proposals, the Corporate Governance Guidelines, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the charters of the Board committees.

The Nominating and Corporate Governance Committee held seven meetings during 2012. The Nominating and Corporate Governance Committee Charter is available on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Criteria for Director Nominees.  The Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment using its diversity of experiences. The qualifications of a director candidate should provide balance to the current Board’s knowledge, perspective, experience and expertise. A director candidate is examined in light of our current and anticipated needs. In determining whether to recommend a current director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in, and contributions to, the activities of the Board.

In seeking individuals to join the Board of Directors, the Nominating and Corporate Governance Committee considers the following to be minimum qualifications that a candidate must possess:

•	Commitment to promoting the long-term interests of our stockholders;

•	Strong professional and personal reputations consistent with our values;

•	Broad general business experience and acumen, which may include experience in management, finance, marketing and/or accounting;

•	Leadership experience and experience with strategic planning;

•	Familiarity with our industry and marketplace;

•	Well-educated, including possible graduate degrees and professional training;

•	Mature business judgment and a high level of personal and professional integrity; and

•	Sufficient time, energy and attention to devote to our business as a member of the Board.

In addition, the Nominating and Corporate Governance Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined under the current NASDAQ Global Select Market listing standards; and

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the committee has in the past used, and may in the future use, the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.

Stockholder Recommendations for Nominations to the Board of Directors.  The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares of Spectranetics common stock. Candidates recommended by stockholders will be evaluated in the same manner as any other candidate. Stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating and Corporate Governance Committee, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. A stockholder recommendation must contain the following information:

•	Documentation supporting that the writer is a stockholder of Spectranetics and a statement that the writer is recommending a candidate for nomination as a director;

•
A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, principal occupation or employment, and an explanation of how the candidate’s background and qualifications are directly relevant to Spectranetics’ business;

•	The number of shares of Spectranetics common stock beneficially owned by the candidate;

•
A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Spectranetics, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;

•
Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	A signed consent of the candidate to serve as a director, if nominated and elected; and

•
The other information set out in our Policy and Procedures Regarding the Consideration of Director Candidates Recommended by Security Holders, which is available on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The Nominating and Corporate Governance Committee has sole discretion to decide which individuals to recommend for nomination as directors by the Board.

Any stockholder that desires to recommend a candidate for nomination to the Board who would be considered for election at the Annual Meeting of Stockholders in 2014 is strongly encouraged to do so no later than the date that proposals meeting the requirements of our bylaws and Rule 14a-8 promulgated under the Exchange Act are due. See “Date of Receipt of Stockholder Proposals.”

Compliance Committee. The Compliance Committee was formed in September 2008 and held five meetings during 2012. The Compliance Committee consists of two directors, Dr. Ruggio, who serves as Chairman, and Ms. Sainz. Mr. Blackburn served on the committee through May 2012 and Ms. Sainz has served on the Committee since then. With the assistance of the Chief Compliance Officer and others, the Compliance Committee performs periodic reviews of our regulatory and commercial compliance policies and procedures and provides ongoing oversight of these policies and procedures to support compliance with relevant healthcare laws and regulations.

Under the terms of the five-year CIA, Spectranetics must maintain a Board Compliance Committee, consisting of at least two non-management members of the Board, and a Management Compliance Committee for the term of the CIA. The Board Compliance Committee will assist the Board, the Chief Compliance Officer, and the Management Compliance Committee in overseeing and maintaining our compliance program and complying with the terms of the CIA. The Board Compliance Committee also serves as a point of direct access, in the form of a confidential and anonymous compliance hotline, for Company employees and others who wish to bring compliance concerns directly to the Board.

Compensation Committee Interlocks and Insider Participation

In 2012, Ms. Dowling, Ms. Sainz, Mr. Jennings and Mr. Pelak served as members of the Compensation Committee. None of such Compensation Committee members has ever been an officer or employee of us or any of our subsidiaries. During the last fiscal year, no member of our Board of Directors or of our Compensation Committee, and none of our executive officers, served as a member of the Board of Directors or compensation committee of an entity that has one or more executive officers of such entity serving as members of our Board of Directors or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions” consistent with the listing standards of the NASDAQ Global Select Market and Item 404(a) of Regulation S-K under the Securities Act of 1933. For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest.

The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become our director;

•	Any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction. The Audit Committee then either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party.

The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

(i)	to one of our executive officers or directors if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K; or

(ii)
to one of our executive officers, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

(i)	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;

(ii)
from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

(iii)	from both such positions and ownership described above; or

(iv)
from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•
Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

BUSINESS EXPERIENCE OF NON-EMPLOYEE DIRECTORS

R. John Fletcher has served on the Board since March 2002 and was appointed Chairman of the Board in December 2010. Mr. Fletcher is currently Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization, which he founded in 1983, and Managing Director of Fletcher Spaght Ventures, a venture fund. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group. Mr. Fletcher was a PhD candidate in International Business at The Wharton School, University of Pennsylvania, during which he earned a master’s degree in International Finance. He received his Master of Business Administration from Southern Illinois University and prior to that a Bachelor of Business Administration from George Washington University. Mr. Fletcher currently serves as a director of Axcelis Technologies, Inc., a public semiconductor equipment company. From 2005 to 2009, Mr. Fletcher served as a director of Panacos Pharmaceuticals Inc., a public biotechnology company focused on therapeutic solutions for infectious disease; until 2011, he served as a director of AutoImmune, Inc., a public biotechnology company that develops orally-administered pharmaceutical products; and from 2011 until 2012, he served as a director of Marina Biotech, a biotechnology company focused on RNAi-based therapeutics. Mr. Fletcher brings strategic insight, leadership and a wealth of experience in healthcare to the Board, both in our core businesses as well as new business opportunities. Additionally, he has experience as a public company director on other public company boards.

Anne Melissa Dowling has served on the Board since February 2009. Ms. Dowling is currently the Deputy Commissioner of Insurance for the State of Connecticut, and was most recently the Senior Vice President for Strategy of the U.S. Insurance Group at MassMutual Financial Group (MMFG) during 2006 and 2007. In this role she determined the strategy for the insurance businesses (individual life, institutional insurance, disability income, long term healthcare, structured settlements), identifying new markets for MassMutual to pursue, new businesses to enter and disposition of non-strategic businesses. From 1996 to 2006, she built the Large Corporate Markets Division which served professional groups, employers, and high net worth individuals and families with executive benefit program design, balance sheet management, benefit funding and advanced estate planning tools. Ms. Dowling is a Chartered Financial Analyst (CFA), graduated from Columbia University School of Business with a Master of Business Administration in Finance, and from Amherst College with a dual degree in Fine Arts and French. She has served as a trustee of Amherst College, University of Connecticut Foundation, and numerous other community organizations. Ms. Dowling’s experience as an executive in the financial services industry provides strategic, leadership and management insights to the Board.

William C. Jennings has served on the Board since February 2009. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to that, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance and as Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings has provided independent consulting services to a number of companies. Mr. Jennings served as a director of NYFIX, Inc. for four years until December 2007. Mr. Jennings graduated with a Bachelor of Science degree from the University of Akron and also holds a Master of Business Administration from the University of Florida. Mr. Jennings currently serves as a director of Axcelis Technologies, Inc., a public semiconductor equipment company, and Silgan Holdings Inc., a manufacturer of packaging for consumer goods products. Mr. Jennings brings to our Board extensive experience in finance, accounting and internal control matters, particularly as they apply to public companies. Additionally, he has experience as a public company director on other public company boards.

B. Kristine Johnson has served on the Board since May 2012. Ms. Johnson is President of Affinity Capital Management, a venture capital firm that invests in private, U.S. based healthcare companies. She has held this position since 2000. Prior to serving as a consultant to Affinity Capital Management in 1999, she was Senior Vice President and Chief Administrative Officer of Medtronic, Inc. During her 17 years at Medtronic, she also served as President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business. Ms. Johnson received her B.A. from St. Olaf College. She currently serves on the Board of Directors of Piper Jaffray, a leading middle market investment bank and asset management firm. She also serves on the Boards of Directors of St. Olaf College and the University of Minnesota Foundation as well as the boards of several private entities. Ms. Johnson brings to our Board extensive experience in finance and the healthcare and medical device industry, and she also has experience as a public company director on other public company boards.

Daniel A. Pelak has served on the Board since November 2010. Mr. Pelak is currently a senior advisor to the private equity firm Welsh, Carson, Anderson and Stowe. From 2005 to 2008, he served as the President and Chief Executive Officer of InnerPulse, Inc., a privately held, early-stage cardiac medical device company. From 2002 to 2005, Mr. Pelak served as President and Chief Executive Officer of Closure Medical Corporation, a publicly held global leader in the development and manufacture of biomaterial-based medical adhesives, until its acquisition by Johnson & Johnson (Ethicon Division) in 2005. Prior to that, Mr. Pelak was employed by Medtronic Inc., where he advanced through multiple management positions over a 25-year period. His executive positions at Medtronic included Vice President, Cardiovascular Marketing and Vice President and General Manager of three operating divisions — Nortech, Cardiac Surgery Technology and Perfusion Systems. Mr. Pelak is currently the Chairman of K2M, Inc. and the Chairman of Valeritas, Inc. He also serves on the board of directors of the privately held Vertos Medical Corp., a minimally invasive surgical device company specializing in the treatment of spinal conditions and Mardil Medical, Inc., a privately held early stage company pioneering a treatment for heart valve disease. From 2006 to 2010, Mr. Pelak served on the board of directors of AGA Medical, Inc., a publicly held medical device company which specializes in non-surgical techniques to treat structural heart defects and circulatory conditions. Mr. Pelak has over twenty years of experience as a senior executive in the medical technology industry and brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. He also has experience as a public company director on other public company boards.

Joseph M. Ruggio, M.D. has served on the Board since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since 1995, Dr. Ruggio has served as Chairman and President of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation which he founded. He also serves as President and Chief Executive Officer of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Prior to that, Dr. Ruggio served as founder, Chairman, President and Chief Executive Officer of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc. Since 2000, Dr. Ruggio has served on the board of directors of Monarch HealthCare, a large southern California Independent Practice Association (IPA). He also serves on the Scientific Advisory Board for Proteus Biomedical, a private company that specializes in intelligent medicine applications using advanced technologies. Dr. Ruggio’s experience as a practicing interventional cardiologist and as a healthcare executive provides an important perspective to the Board on the clinical performance of our products, competitive products and new products. His strong background in developing and implementing high quality, patient-centered care in a cost effective fashion will help us navigate the changing payment paradigm without compromising care.

Maria Sainz has served on the Board since November 2010. Ms. Sainz is currently the President and CEO of Cardiokinetix Inc., a privately held medical device company in the field of interventional heart failure. She has been in this position since May 2012. Prior to that, she was General Manager for the Concentric Medical unit under the Neurovascular division of Stryker Corporation. Stryker Corporation acquired Concentric Medical, Inc., a privately held, commercial stage company that manufactures and markets minimally invasive devices that are delivered into the brain to remove blood clots that cause ischemic stroke, in October 2011. Ms. Sainz was President and CEO of Concentric Medical since April 2008 until the acquisition by Stryker in October 2011. From 1991 to 2006, Ms. Sainz held various executive positions in the United States and Europe within the cardiac rhythm management, cardiac surgery and vascular intervention divisions of Eli Lilly’s medical device businesses and Guidant Corporation. From 2003 to 2006, Ms. Sainz was a member of the Guidant Management Committee as

President, Cardiac Surgery Division, a 500-employee division that grew from $90 million to $176 million in annual revenue under her leadership. Following Guidant’s acquisition by Boston Scientific Corporation in 2006, she served as an advisor to the Chief Operating Officer and assisted in several transition activities in the United States and Europe until early 2008. Ms. Sainz currently serves as a director of Neotract, Inc., a privately held medical device company. Ms. Sainz brings to the Board considerable knowledge and experience of markets we serve and the medical device industry in general, to support our operating and strategic initiatives. Additionally, she has experience as a public company director on other public company boards.

EXECUTIVE OFFICERS

Our current executive officers, their positions and their ages as of March 31, 2013 are as follows:

Name	Age	Office
Scott Drake	45	President and Chief Executive Officer
Guy A. Childs	47	Chief Financial Officer
Wade Bowe	42	Vice President, Research and Development
Austin Byrd	47	Vice President, Chief Compliance Officer
Donna Ford-Serbu	44	Senior Vice President, Global Marketing, Strategy and Portfolio
Robert Fuchs	46	Vice President, Global Head of Human Resources
Paul Gardon	47	Vice President, General Counsel
Jason D. Hein	44	Senior Vice President, Commercial Operations
Shahriar (Shar) Matin	38	Senior Vice President, Operations, Business Development and International
___________________

Each of our executive officers serves at the discretion of the Board. We are not aware of any family relationships among any of our directors and executive officers.

Scott Drake has served as our Chief Executive Officer since August 2011 and as a director since September 2011. Prior to joining Spectranetics, Mr. Drake held the position of Senior Vice President, Operations of DaVita, Inc., a leading U.S. provider of kidney care and dialysis, from 2009 to August 2011. Previously, Mr. Drake held several positions of increasing responsibility within various healthcare business units at Covidien, Plc over a period of 17 years, including the following: (i) from 2006 to 2009, Mr. Drake was Global Business Unit President, Respiratory and Monitoring Solutions; (ii) from 2003 to 2006, he was President, Valleylab (re-named as the Surgical Solutions Group); (iii) from 2001 to 2003, he was Vice President and General Manager, Critical Care. Prior to 2001, Mr. Drake held several positions in sales and marketing management within various medical device business units at Covidien, Plc. Mr. Drake holds a Bachelor of Science degree in business administration from Miami University of Ohio.

Guy A. Childs has served as our Chief Financial Officer since January 2003. Since joining us in September 1991, Mr. Childs has held various accounting and financial management positions, including being Director of Finance, which he held from January 2000 to May 2002. In May 2002, Mr. Childs was appointed Acting Chief Financial Officer, a position he also held from May 1999 to December 1999. Prior to joining us, Mr. Childs worked for the public accounting firm of Deloitte & Touche, LLP serving as a senior accountant on various audit engagements in the financial services, healthcare and manufacturing industries. Mr. Childs graduated from the University of South Dakota with a Bachelor of Science degree in business administration, major in accounting.

Wade Bowe has served as our Vice President, Research & Development since January 2012. From December 2009 to December 2011, he served as Vice President of Operations and Research & Development. He served as our Vice President of Operations from August 2008 and as Vice President of Catheter Manufacturing and Development from March 2007. He served as our Director of Product Development from January 2005 and as a Senior Project Engineer/Group Leader from March 2003. In his current role, he drives all aspects of research, technical innovation, and new product development. Mr. Bowe has over 20 years medical device industry experience in diverse technical, leadership and management roles spanning Research & Development, Operations, and Program Management. He is the Inventor/Co-Inventor of 29 U.S. Patents and co-author of several publications. Prior to joining Spectranetics, Mr. Bowe spent twelve years in Research & Development and Operations with the Guidant Corporation. Mr. Bowe graduated with honors from GMI Engineering & Management Institute (Kettering University). He holds a Bachelor of Science degree in Mechanical Engineering.

Austin B. Byrd has served as our Vice President and Chief Compliance Officer since December 2012. Mr. Byrd is a veteran medical device executive and healthcare compliance officer with a wide-ranging legal background. Mr. Byrd was in private law practice in 2012, at Bailey & Greer, PLLC. From 2004 to 2011, Mr. Byrd was an in-house attorney and executive at Smith & Nephew, one of the world’s largest medical device companies. As in-house counsel, Mr. Byrd oversaw the formation of Smith & Nephew’s consulting and product design contracts with health care professionals. He became the Orthopaedic Division’s first full-time compliance officer in 2005. From 2007 through 2010, Mr. Byrd was Smith & Nephew’s primary point of contact with the Department of Justice and Health and Human Services Department’s Office of the Inspector General. As Senior Vice President of Smith & Nephew’s InVentures business franchise, Mr. Byrd led an innovative team that engineered and produced patient-specific orthopedic instruments and implants through coordinated engineering centers in Memphis, Switzerland and India. Prior to joining Smith & Nephew, Mr. Byrd was an associate attorney at Wyatt, Tarrant & Combs, LLP, a leading multi-specialty regional law firm. He focused on business and corporate legal matters including mergers and acquisitions, commercial real estate and lending, intellectual property licensing, creditors’ rights, and the formation and tax-exempt qualification of non-profit organizations. Mr. Byrd is a member of the Board of Directors of the Memphis Symphony Orchestra. Mr. Byrd earned his Bachelor of Arts degree from Memphis State University and graduated from the University of Memphis, Cecil C. Humphreys School of Law, cum laude.

Donna Ford-Serbu has served as our Senior Vice President, Global Marketing, Strategy and Portfolio since January 2013. From October 2011 until December 2012, she served as our Vice President, Global Marketing, Strategy and Portfolio. Prior to joining Spectranetics, Ms. Ford-Serbu held the position of Vice President, Global Marketing Patient Monitoring at Covidien. In this role she oversaw the global marketing function for the patient monitoring business that represents over half of the revenue in Covidien’s Respiratory and Monitoring Solutions division. During her tenure as Vice President, Global Marketing Patient Monitoring, Donna drove efforts to transform the business from one focused solely on pulse oximetry to a broad monitoring platform with respiratory function and end organ perfusion monitoring. She led teams to improve the innovation pipeline and served as the integration lead for the $250 million acquisition of Aspect Medical in 2008 and commercial integration lead for the Somanetics acquisition in 2010. These efforts resulted in 32% growth of the patient monitoring business in three years. Prior to her role at Respiratory and Monitoring Solutions, Donna spent 10 years at the Energy-based Devices division at Covidien, holding positions of increasing responsibility in the areas of sales and marketing management, business development, and strategy and portfolio across the Electrosurgery, LigaSure and Interventional Oncology business lines. During her time as Business Director for the Interventional Oncology business, Donna led the integration of the Vivant Medical acquisition in 2005. Ms. Ford-Serbu holds a Master of Business Administration from the University of Rochester, and a Bachelor of Science degree from the University of Colorado.

Robert Fuchs has served as our Vice President, Global Head of Human Resources since September 2012. In this role, Mr. Fuchs oversees all aspects of global human resources, and is in charge of attracting, retaining and developing the best talent on the planet. He has a long tenure of serving in human resources leadership positions in the high tech, telecommunications, mining and service industries.  Prior to joining Spectranetics, Mr. Fuchs was the Senior Vice President of Human Resources for EchoStar Communications, a high tech engineering company with annual revenue of $3 billion, from 2011 to September 2012. Prior to EchoStar Communications, Mr. Fuchs was Vice President of Human Resources for Dish Network, a digital television provider with annual revenues of $12 billion, from 1999 to 2011. Mr. Fuchs holds a Bachelor of Science Degree in Business Management from Ithaca College, New York.

Paul Gardon has served as our Vice President, General Counsel since January 2013. From February 2012 until December 2012, he served as our Vice President and Deputy General Counsel. He has over 20 years of experience in the practice of law, and is responsible for oversight of all legal matters pertaining to Spectranetics. Prior to joining Spectranetics in February 2012, Mr. Gardon served as General Counsel for a business unit of DaVita, a leading provider of kidney care and dialysis services, with revenues in excess of $1 billion, since August 2010. From 2004 to 2010, he held numerous positions of increasing responsibility at Covidien, including serving as Vice President of Legal Affairs for two large divisions. Mr. Gardon is a graduate of Villanova University School of Law and holds a Bachelor of Science degree from Marquette University.

Jason D. Hein has served as our Senior Vice President of Commercial Operations since September 2012. From January 2012 to September 2012, he served as Senior Vice President, General Manager of Vascular Intervention. He served as our Senior Vice President, Sales, Marketing and Business Development from July 2010 and as Senior Vice President, Sales and Marketing from July 2009. He served as our Vice President and General Manager, Lead Management from June 2008 to June 2009, our General Manager, Lead Management from January 2007 to June 2008, and Director of Lead Management Marketing from July 2006 to January 2007. Prior to joining Spectranetics, Mr. Hein spent seven years in Guidant’s Cardiac Rhythm Management (CRM) division, now owned by Boston Scientific. He was a manager in both sales and marketing, and he held various positions in sales, new product planning, and clinical studies. Mr. Hein also received several achievement and commendation medals for his service as a Submarine Officer in the U.S. Navy from 1992 to 1999. Mr. Hein received his Master of Business Administration from the University of Nebraska.

Shahriar (Shar) Matin has served as our Senior Vice President, Operations, Business Development and International, since January 2013. Mr. Matin is our principal operations officer, with responsibilities that include oversight of manufacturing, quality, regulatory affairs, clinical affairs, business development and international. He served as Senior Vice President, Operations, Product Development and International from April 2010 through December 2012. He served as our Vice President, International, since March 2008 and as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. In his role as Vice President, International, his responsibilities included all commercial activities outside the United States, which included Japan, Asia, Australia, Puerto Rico and Latin America. From 2006 to March 2007, he held the position of Business Unit Director — Cardiac Rhythm Management for Guidant Corporation, now owned by Boston Scientific Corporation, in China. During 2005 and 2006, he was the General Manager — Southeast Asia and Pakistan for Guidant Corporation. From 1997 to 2004, Mr. Matin held clinical sales, project management, and manufacturing engineering positions at Guidant Corporation, which included assignments in the United States, Japan and Ireland. Mr. Matin received his Bachelor of Science degree in Mechanical Engineering, with honors, from the University of California, Berkeley, and his Master of Business Administration from Harvard Business School.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The primary goal of our executive compensation program is to attract, motivate, retain and reward leaders who create long-term value for our stockholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, and motivates executives to remain with us for long and productive careers.

In setting pay, we seek to:

•	Align the interests of our executive officers with those of our stockholders;

•	Tie annual and long-term compensation incentives to the achievement of specific financial and operational performance objectives;

•	Support our performance-based philosophy and culture; and

•	Focus on employee retention through our long-term equity programs.

Our focus on compensation risk management includes the following elements that have been designed to discourage unnecessary or excessive risk taking behavior:

•	Executive officer performance-based compensation and payments are based on pre-determined, measurable qualitative and quantitative objectives approved by the Compensation Committee;

•	Caps are imposed on the maximum incentive bonuses that can be awarded to an executive officer;

•	Equity awards emphasize long-term value creation and generally vest over a four year period;

•	A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards;

•	We generally intend that, over time, total direct compensation (base salary, annual variable incentive and long-term incentive compensation) be at or above the market median for our peer group; and

•
In order to align the interests of management and stockholders, our executive officers are required over time to hold Company stock or Restricted Stock Units with a value equal to their annual salary (and in the case of the CEO, three times his or her annual salary).

At our annual meeting of stockholders held on May 31, 2012, over 96% of votes cast (which excludes broker non-votes) were in favor of the proposal to approve an advisory resolution regarding the 2011 compensation program for our named executive officers (“say-on-pay” vote). The Compensation Committee believes this result is an indication that a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our named executive officers with the interests of our stockholders. The Compensation Committee considered the results of the 2012 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding the determination of executive compensation for 2012 or 2013. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our named executive officers.

2012 Compensation Highlights

Most of our compensation decisions are made at the commencement of the year, after review of our and the executive officers’ performance over the past year. We believe that the compensation of our named executive officers (NEOs) for 2012 aligned well with our executive compensation objectives and with our performance:

•
Above-target results compared to 2012 performance goals resulted in above-target annual cash incentive award payouts to our NEOs for 2012. As described below, performance compared to 2012 Company goals set by the Compensation Committee yielded a calculated payout of approximately 140% of target for our annual performance-based cash incentive award program (“Performance Bonus Plan”) for NEOs.

•
Our equity grant program is designed to align our NEOs’ interests with those of our stockholders. In 2012, excluding Mr. Fuchs who commenced employment in September 2012, approximately 23% to 40% of our NEOs’ total compensation was delivered in the form of equity awards which vest over four years, strengthening our emphasis on long-term pay-for-performance and retention.

•
From 2011 to 2012, total cash compensation for each of our NEOs increased in the range of 15% to 31%. The increase was due primarily to higher variable incentive award compensation, with a payout of approximately 140% of target in 2012 compared with 91.5% of target in 2011.

Compensation Objectives

The Compensation Committee believes that compensation paid to the NEOs should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders. Specifically, our cash compensation programs incorporate achievement of near-term corporate objectives and individual employee performance. Our equity programs encourage long-term equity ownership that is earned based on the employee’s impact and influence on achievement of corporate objectives.

In establishing compensation for the NEOs, the Compensation Committee seeks to:

•	Ensure the NEOs’ compensation is aligned with our strategies, business objectives and the long-term interests of our stockholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•
Reinforce NEOs’ incentive to increase our stock price and maximize long-term, sustainable stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities in the form of ownership of our common stock through restricted stock and stock option awards; and

•	Attract and retain individuals of superior ability and managerial talent.

Our overall compensation program is structured to attract, retain, motivate and reward highly qualified executives by paying them competitively, consistent with our success and their contributions to that success. We believe compensation should be structured to ensure that a significant portion of an NEO’s compensation will be directly related to our performance and other factors that directly and indirectly increase stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and attainment of those other factors. Consistent with our performance-based philosophy, we provide compensation to our NEOs that includes the potential for a significant variable cash incentive-based component, in addition to base salary.

Additionally, an equity award program has been established to retain key executives through restricted stock and stock option awards that will increase in value as our performance results in an increase in stockholder value.
Determination of Compensation

The Compensation Committee has the primary authority to determine compensation for our NEOs. Base compensation for our officers, including the NEOs, is generally determined annually in the first quarter for that fiscal year, and incentive compensation payments are generally determined annually in the first quarter for the prior fiscal year. In general, the Compensation Committee considers the following in determining NEO compensation:

•
Competitive practices and the amounts and nature of compensation paid to executive officers of similarly sized companies in the healthcare industry, the proportionate share of compensation related to base salary and incentive cash compensation categorized by quartiles, and the job responsibilities of the executive positions included in market surveys.

•	In general, the CEO’s evaluation of each NEO, excluding himself, and his recommendations to the Compensation Committee regarding the compensation of each NEO, excluding himself.

•
For the compensation of the CEO, the Compensation Committee conducts a performance evaluation of the CEO, including consultation with other Board members, and reviews comparative data for CEOs of similarly sized companies in the healthcare industry.

An important component of setting and structuring compensation for our NEOs is to compare the total compensation of our NEOs with the compensation packages offered by other healthcare companies. In 2012, the Compensation Committee engaged Pearl Meyer, a compensation consulting firm, to act as the Compensation Committee’s independent consultant in executive compensation matters. With regard to executive compensation, in 2012, Pearl Meyer collaborated with the Compensation Committee to establish a peer group of medical device industry peers (the “Peer Group”) that was used in evaluating the compensation of our NEOs in 2012. The Peer Group consisted of 15 publicly traded companies in the medical device industry, with median annual revenues of $109 million and a median market cap (as of December 31, 2011) of $484 million. In 2012, the Compensation Committee utilized the Peer Group market compensation data compiled by Pearl Meyer, which market data was gathered from proxy statements of the Peer Group. The Peer Group market data included information on base salary, annual variable cash incentive payments, as well as long term incentives such as stock options and restricted stock values based on “as reported” fair value as of the grant date.

The Peer Group consisted of the following 15 companies:

ABIOMED, Inc. (ABMD)	Merit Medical Systems, Inc. (MMSI)
AngioDynamics, Inc. (ANGO)	NuVasive, Inc. (NUVA)
AtriCure, Inc. (ATRC)	Orthofix International N.V. (OFIX)
Atrion Corporation (ATRI)	Stereotaxis, Inc. (STXS)
Cardiovascular Systems, Inc. (CSII)	Vascular Solutions, Inc. (VASC)
CRYOLIFE, INC. (CRY)	Volcano Corporation (VOLC)
HeartWare International, Inc. (HTWR)	Wright Medical Group, Inc. (WMGI)
Kensey Nash Corporation

The Compensation Committee also has access to market surveys: primarily the Top 5 Executive Pay in the Medical Device Industry Report (“Top 5 Market Survey”) and the Culpepper Life Sciences Compensation Survey (“Culpepper Survey”), as appropriate. We primarily use the Top 5 Market Survey and, in limited circumstances, for positions that are not well represented in the Top 5 Market Survey, we use the Culpepper Survey. The reports provide similar categories of data, such as base salary, targeted short-term incentive amounts (expressed both in terms of dollars and as a percent of base salary), total targeted annual cash, equity compensation, other long-term incentive amounts and total compensation of executives in the healthcare and/or life sciences industries. The Top 5 Market Survey collects, summarizes and reports public data covering several hundred publicly-traded companies and nearly 1,000 medical device executives based on data collected and analyzed from SEC filings. The Top 5 Market Survey categorizes compensation amounts based on annual revenue. The category used by us contains compensation data for companies ranging in size from $25 million to $150 million of annual revenue. The Culpepper Survey is a customer input survey with 200+ participating companies.

Actual pay for each NEO is strongly influenced by the performance of the executive over time as well as our annual performance. We strongly believe in retaining the best talent among our senior executive management team, which we believe creates value for our stockholders. We utilize the Peer Group data to compare executive compensation levels, and we target the aggregate value of our total compensation for our executive officers to at or above the market median for companies in the Peer Group.

The 2012 equity compensation program was designed to retain our officers and other key employees and to align their behavior with our stockholders’ attainment of long-term, sustainable share value, balanced with appropriate levels of share usage in terms of “burn rate” and “overhang,” and stock compensation expense. All employees are eligible for grants of restricted stock units and/or stock options; however, participation is focused on those officers and other key employees with the greatest impact and influence in order to drive stockholder value. In order to retain our officers and other key employees, the Compensation Committee annually reviews the Peer Group data provided by Pearl Meyer as well as other pertinent information such as the value of all unvested restricted stock units and stock options held by such persons at the time of the review. In 2012, the Compensation Committee elected to grant only stock options in lieu of a mix of stock options and restricted stock units, as had been granted to our NEOs in 2010 and 2011. Under our current equity compensation program, we also generally grant stock options to officers and other key employees at the commencement of their employment. Awards of restricted stock units and stock options under the equity compensation program typically vest ratably over four years from the date of grant.
Base Compensation

We provide our NEOs with a base salary that is generally structured at or above the market median of the Peer Group. In 2012, the Compensation Committee also solicited input from the CEO as part of the evaluation of each NEO. In 2012, the Compensation Committee assessed the individual performance of each NEO and proposed base salaries for each. As part of the evaluation of NEO base salaries in 2012, the Committee also solicited feedback from other Board members.

The following table shows the base salaries for our named executive officers as of March 1, 2011, 2012 and 2013 and the percentage increases between periods:

	March 1,		Percent	March 1,		Percent
	2011	2012	Change	2012	2013	Change
Scott Drake (1)	$500,000	$527,000	5.4%	$527,000	$600,000	13.9%
Guy A. Childs	269,088	282,541	5.0%	282,541	325,000	15.0%
Robert Fuchs (1)	—	240,000	N/A	240,000	240,000	—%
Jason D. Hein	258,500	267,548	3.5%	267,548	278,250	4.0%
Shahriar Matin	248,500	258,440	4.0%	258,440	267,485	3.5%
L. Renee Boehme (2)	230,000	230,000	—%	230,000	N/A	N/A

(1)
Mr. Drake was hired as Chief Executive Officer effective August 10, 2011. The salary shown for 2011 is his annualized base salary. Mr. Fuchs was hired as Vice President, Global Head of Human Resources effective September 30, 2012. The salary shown for 2012 is his annualized base salary.

(2)	Ms. Boehme resigned as of December 14, 2012.

Performance-Based Compensation

Short-Term Performance-Based Cash Incentive Program (“Performance Bonus Plan”)

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s contribution to that performance. NEOs receive performance-based cash incentive compensation (i.e. bonus compensation) in the event certain specified corporate performance measures are achieved. In determining the compensation awarded to each NEO based on performance, the Compensation Committee evaluates the Company’s and our executives’ performance in a number of areas. In 2012, we added a “clawback” to our 2012 Performance-Based Cash Compensation Plan, which provides that we will seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other “clawback” provision required by law or applicable stock exchange listing standards.

2012 Incentive Targets. The Performance Bonus Plan consists of a variable cash component with threshold, target and maximum payouts based on the achievement of certain performance targets approved by the Compensation Committee at the beginning of each year. In addition, the Performance Bonus Plan includes pre-determined qualitative objectives approved by the Compensation Committee. The incentive target for each NEO under the plan for 2012 is set forth in the table below, as well as the threshold, target and maximum annual bonus opportunity. The incentive targets range from 0% for performance below the threshold level to a maximum of 200% of target for each of the NEOs.

Named Executive Officer	Incentive Target (% of Base Salary)	Threshold	Target	Maximum
Scott Drake	60%	$158,100	$316,200	$632,400
Guy A. Childs	50%	70,636	141,271	282,542
Robert Fuchs	30%	36,000	72,000	144,000
Jason D. Hein	50%	66,887	133,774	267,548
Shahriar Matin	50%	64,610	129,220	258,440
L. Renee Boehme	50%	57,500	115,000	230,000

In 2012, the criteria for evaluating our performance and that of our executive officers included total revenue and operating income, which in total represented a 70% weighting of the annual cash bonus. The remaining 30% weighting of the annual cash bonus was tied to performance against several qualitative pre-established performance objectives approved by the Compensation Committee that were focused on achieving certain product development, regulatory, clinical, or other identified milestones.

The financial objectives for each of the NEOs were weighted between total revenue and operating income, which may exclude costs for certain special items identified at the beginning of the year. The achievement of the milestone-based performance objectives was assessed according to metrics expressed in terms of threshold, target and maximum goals. The financial objectives and the milestone-based performance objectives are mutually exclusive. As such, payouts are earned and payable per the plan provisions based on the separate achievement of the financial objectives and the qualitative milestone-based objectives.

In January 2013, the Compensation Committee determined the following as it related to corporate performance against the objectives in the 2012 Performance Bonus Plan, which formed the basis for the variable cash bonuses earned by each of the NEOs in 2012:

•	Total revenue was above target but below maximum;

•	Operating income achieved maximum target; and

•	The milestone-based performance objectives were above threshold but below target.

Incentive amounts to be paid under the Performance Bonus Plan may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions and other circumstances in the sole discretion of the Compensation Committee. No such adjustments were made in 2012. Payments under the short-term incentive program are contingent upon continued employment, though bonus payments may be paid in the event of death, disability, severance agreements or other equitable circumstances based on actual performance to the targeted performance measures for each program.

As a result, pursuant to the terms of the 2012 Performance Bonus Plan, the NEOs received a performance-based payout for having achieved the financial and milestone-based annual objectives at a weighted average of 140% of the target levels established by the Compensation Committee. Performance-based incentive cash compensation earned under the 2012 Performance Bonus Plan to each of the NEOs is summarized in the table below:

Named Executive Officer	2012 Incentive Plan Payments	As % of Target
Scott Drake	$442,337	140%
Guy A. Childs	197,625	140%
Robert Fuchs (1)	22,904	140%
Jason D. Hein	187,138	140%
Shahriar Matin	180,768	140%
L. Renee Boehme	160,885	140%

(1)	Mr. Fuchs’ bonus was pro-rated from his start date of September 30, 2012.

In aggregate, the bonus payments for 2012 to the named executive officers totaled $1,191,657, or 38% of the bonus pool that was distributed to all employees.

Long-Term Equity Incentive Program

As discussed above, we believe that equity ownership ties the level of an NEO’s compensation to the performance of our stock and stockholder gains and creates an incentive for sustained growth. The number of stock options granted to an NEO upon commencement of employment is based on several factors, including, among others, the executive’s responsibilities, experience and the value of the stock option at the time of grant. Our long-term equity incentive program is designed to retain our NEOs. As such, awards of restricted stock units and/or stock options under the long-term equity incentive program vest ratably over time, typically over four years from the date of grant. In the first and second quarters of 2012, the Compensation Committee reviewed the Peer Group data provided by Pearl Meyer as well as other pertinent information, such as the value of all unvested restricted stock units and stock options held by the NEOs at that time. In May 2012, stock options to purchase an aggregate of 525,602 shares of common stock were issued to certain of our officers and employees. Of these amounts, stock options to purchase 231,098 shares of common stock were granted to the NEOs.

From time to time, we grant performance-based equity awards under the long-term equity incentive program. For example, in November and December 2008, we granted options to purchase a total of 1.4 million shares of common stock to a broad base of our employees, including managers, directors, officers and certain key employees. All of these options are performance-based and vest monthly over a four-year period, subject to the attainment of an average stock price of $9.00 per share for a period of ten consecutive trading days. In addition, performance-based options to purchase 400,000 shares were granted to Mr. Drake in connection with his commencement of employment as CEO as described above. Mr. Drake’s options are performance-based and vest monthly over a four-year period, subject to the attainment of an average stock price of $10.00 per share for a period of ten consecutive trading days. The $9.00 and $10.00 performance targets were achieved in March 2012.
Severance and Change in Control Agreements

We provided contractual severance payments or benefits to one of our named executive officers in 2012. Specifically, pursuant to a Severance Agreement and General Release, dated December 10, 2012, we provided contractual severance payments to Lisa Renee Boehme, who served, until December 14, 2012, as our Vice President, General Manager, Lead Management. Severance payments to Ms. Boehme equaled $112,729, which reflected one-half of her annual base salary: Ms. Boehme also received $160,885 representing her performance based variable cash compensation plan payout (i.e. bonus) based on our 2012 performance under that plan. We also agreed to pay up to $10,000 to or on Ms. Boehme’s behalf for outplacement or other similar services.

In March 2011, we entered into Severance Agreements with each of Messrs. Childs, Hein, and Matin and Ms. Boehme, along with certain other officers (the “Severance Agreements”). In April 2013, we entered into a Severance Agreement with Mr. Fuchs, effective April 1, 2013. These Severance Agreements provide that if we terminate the executive’s employment with us other than for “Cause” (as defined in the Severance Agreements) or the executive’s disability, or if the executive terminates his employment with us for “Good Reason” (as defined in the Severance Agreements), we will pay to the executive a lump sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code) in an amount equal to (i) for Messrs. Hein, Matin and Childs, his annual base salary, for Ms. Boehme and Mr. Fuchs, fifty percent of their annual base salary, plus (ii) the executive’s target annual cash bonus for the year in which the termination occurred. The executive’s right to receive these severance payments is conditioned on his or her execution and non-revocation of a general release of claims in our favor. If the executive’s employment is terminated for any reason, we will also pay to the executive any unpaid bonus for any prior fiscal year, calculated in accordance with the bonus plan for that prior fiscal year. Additionally, during the executive’s employment with us and for one year following termination, the executive will be prohibited from competing with us and soliciting our employees and customers to the extent set forth in the Severance Agreement. Under certain circumstances, as in the case of Ms. Boehme, when the former executive remained in employment for substantially all of our fiscal year, we may elect to pay the earned bonus based on our performance in lieu of the target bonus, as provided for in the Severance Agreement, based on equitable and other considerations at the time of the executive’s separation from employment.

In July 2011, Mr. Drake entered into an employment agreement with us, effective August 10, 2011, which provides for severance if we terminate Mr. Drake’s employment with us other than for “Cause” (as defined in the employment agreement), or if he terminates his employment with us for “Good Reason” (as defined in the employment agreement). In such event we will pay to Mr. Drake a lump sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code) in an amount equal to the sum of (i) Mr. Drake’s annual base salary and (ii) his target annual bonus, each as in effect on the date of termination of Mr. Drake’s employment. Mr. Drake’s right to receive these severance payments is conditioned on his execution and non-revocation of a general release of claims in our favor.

Under the terms of the employment agreement, in the event of Mr. Drake’s termination for any reason, Mr. Drake will be entitled to receive: (i) all unpaid salary and unpaid vacation accrued by Mr. Drake through the date of termination, (ii) except in the case of a termination for Cause, any unpaid bonus for any fiscal year ended prior to the date of termination, calculated and paid (following approval by the Compensation Committee) in accordance with our variable compensation plan for that year, and (iii) any unreimbursed business expenses incurred by Mr. Drake, in accordance with Company policy for senior executives.

Other Elements of Compensation and Perquisites

Medical Insurance.  We provide to each NEO, and the NEO’s spouse and children, health, dental and optical insurance, subject to their enrollment in those plans and payment of certain contributions from the NEO towards the costs of medical insurance. NEOs are eligible to participate in these plans on the same basis as our other employees.

Executive Officer Perquisites.  In 2012, we provided Mr. Drake with a transportation benefit in the form of a car service in lieu of relocation, with a combined annual cost to us of approximately $58,000 in 2012. This car service is shared with other officers and key employees, as convenient to Mr. Drake, others and us. In March 2012, the Compensation Committee approved a one-time supplemental payment to Mr. Drake of $12,000 in lieu of relocation costs in 2011. We do not otherwise provide our executive officers with any meaningful perquisites.

Other Compensation Policies

Stock Ownership Policy. Our stock ownership guidelines were revised in December 2012. It is our policy that all directors and officers should have a significant financial stake in us. To that end, non-employee directors are required to own our stock as a condition to continuing membership on the Board. Within three years of the anniversary of the earlier of the date on which a director is first appointed or elected to the Board, each director must own that number of shares of our common stock equal in value to three times the annual base cash retainer for service as a director, and thereafter each director must maintain that level of stock ownership throughout his or her tenure as a director.

For our officers, within four years of the anniversary of the date on which an officer is first appointed, (i) the Chief Executive Officer must own that number of shares of our common stock equal in value to three times his or her annual salary, (ii) each Executive Officer (other than the Chief Executive Officer) must own that number of shares of our common stock equal in value to at least his or her annual salary, and (iii) each non-executive officer must own that number of shares of our common stock equal in value to at least 50% of his or her annual salary. Thereafter each officer must maintain that level of stock ownership throughout his or her tenure as an officer.

For purposes of satisfying these obligations, unless otherwise determined by the Compensation Committee, “annual salary” is the initial salary at such time as any officer becomes subject to this policy, and “annual base cash retainer” is the retainer at such time as the director joins the board. In addition, shares held directly or in trust for the benefit of the officer or director or his or her immediate family member, as well as shares underlying restricted stock units or restricted stock awards subject to time vesting, or any combination thereof, may be included in the aggregate number of shares held by a director or officer. Shares underlying stock options are not included in the calculations.

Timing of Stock Option Grants. It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our common stock on the date of grant. The Compensation Committee has the sole authority to make stock option grants to all executive officers. The Compensation Committee meets regularly and the grant date is established based on the date of Compensation Committee approval at these meetings. In 2010, the Compensation Committee delegated the review and approval of stock option grants to non-officer new hires, within certain pre-determined guidelines, to the Chief Financial Officer and Vice President, Human Resources, acting jointly. In 2012, the Compensation Committee delegated (to any two of the CEO, CFO and Vice President, Human Resources) the review and approval of option grants to employees following his or her promotion, within certain pre-determined guidelines. The per share exercise price of each stock option granted pursuant to these delegations of authority is the fair market value of a share of common stock on the last trading day of the month in which a new hire or promotion occurs.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to a public company’s Chief Executive Officer and three other most highly compensated executive officers employed at the end of the year (other than the Chief Financial Officer). To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to these executive officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based, if among other requirements, it is payable only upon the attainment of pre-established, objective performance criteria based on performance goals that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee’s policy is to take into account Section 162(m) in establishing the compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. The Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines that such compensation is consistent with our compensation philosophy and is in our and our stockholders’ best interests.

Internal Revenue Code Section 409A.  The Compensation Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of, Internal Revenue Code Section 409A, which provisions may impose significant additional taxes on non-conforming, nonqualified deferred compensation (including certain equity awards, severance, incentive compensation, traditional deferred compensation and other payments).

Accounting.   Accounting principles generally accepted in the United States of America require us to recognize an expense for the fair value of equity-based compensation awards, and we account for grants of awards under our 2006 Incentive Award Plan accordingly. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and the discussions with, management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, for filing with the Securities and Exchange Commission.

Compensation Committee members1:

Mr. Daniel A. Pelak, Chairman
Mr. William C. Jennings
Ms. Maria Sainz

_____________
1 Ms. Dowling was a member of and Chair of the Compensation Committee through February 2012. Mr. Pelak replaced Ms. Dowling as a member of and Chairman of the Compensation Committee in March 2012.

COMPENSATION RISK MANAGEMENT

Our overall compensation program is designed to provide all employees, including our named executive officers, with a mix of incentive plans that focus on long-term and short-term financial and operational performance in a manner that aligns their interests with those of our stockholders without encouraging unnecessary or excessive risks. For example, the following elements of the program are designed to discourage such risk taking behavior: (i) our executive officers receive performance-based compensation, and payments under the annual incentive-based bonus plan for our executive officers are based on pre-determined qualitative and quantitative objectives approved by the Compensation Committee, (ii) we impose caps on the maximum incentive bonuses that may be awarded to an executive officer, (iii) long-term equity awards emphasize long-term value creation and generally vest over a four year period, (iv) we create a balance of short-term and long-term incentives through a mix of annual cash bonus awards and long-term equity awards, (v) we generally set salary structures and annual incentive targets that are at or above the market median for our Peer Group, and (vi) in order to align the interests of our management and stockholders, our executive officers are required over time to hold common stock with a value equal to their annual salary (and in the case of the CEO, three times his or her annual salary).

We believe that our compensation program appropriately balances risks and the achievement of long-term and short-term goals, and that it is not reasonably likely to have a material adverse effect on our business.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2012, 2011 and 2010. The named executive officers are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated persons who were serving as executive officers as of December 31, 2012 ranked by their total compensation, and one other person who would have been among the most highly compensated executive officers but for the fact she was not serving as an executive officer as of December 31, 2012.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Scott Drake	2012	$525,962	$—	$—	$581,400	$442,337	$74,522	$1,624,221
President and Chief Executive Officer (6)	2011	178,846	60,000	281,500	590,000	108,296	18,716	1,237,358

Guy A. Childs	2012	$279,799	$31,809	$—	$320,253	$197,625	$2,822	$832,308
Chief Financial Officer	2011	267,550	3,978	132,124	79,245	123,108	5,449	611,454
	2010	259,087	—	67,392	132,453	43,063	1,878	503,873

Robert Fuchs (7)	2012	$46,154	$75,000	$—	$400,030	$22,904	—	$544,088
Vice President, Global Head of Human Resources

Jason D. Hein	2012	$265,703	$—	$—	$137,251	$187,138	$500	$590,592
Senior Vice President, General Manager, Vascular Intervention	2011	254,136	3,628	86,275	51,746	118,264	—	514,049
	2010	234,087	—	57,600	120,982	78,000	—	490,669

Shahriar Matin	2012	$256,414	$—	$—	$183,001	$180,768	$5,740	$625,923
Senior Vice President, Operations, Business Development and International (8)	2011	244,871	3,628	86,275	51,746	113,689	40,916	541,125
	2010	217,648	—	57,600	294,837	46,100	163,516	779,701

L. Renee Boehme	2012	$226,923	$—	$—	$156,356	$160,885	$145,842	$690,006
Vice President, General Manager, Lead Management (9)

(1)
In addition to the bonuses earned under the short-term cash incentive program, in 2012 Mr. Childs received a 20 Year Service Award consisting of an all-expenses paid trip for him and his family. The amount includes a tax gross up of $12,085. Also in 2012, Mr. Fuchs received a new hire bonus of $75,000. In 2011, Mr. Drake received a new hire bonus of $60,000 and Messrs. Childs, Hein and Matin earned spot bonuses of $3,978, $3,628 and $3,628, respectively, for their work on the Management Executive Council prior to the hiring of Mr. Drake as CEO.

(2)
The amounts shown represent the grant date fair value of restricted stock units (RSUs) granted to the named executive officers as part of an equity grant program initiated in 2010. The RSUs vest over a four year period and vest 25% on each anniversary of the grant date.

(3)
The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent the grant date fair value of options granted during the years 2012, 2011 and 2010. For all options that are not subject to a market condition, the grant date fair value of each share option award was estimated on the date of grant using the Black-Scholes pricing model.

The options granted to Mr. Drake in 2011 consisted of 400,000 options subject to a market condition performance target, which was achieved in March 2012 when the average of the closing market prices of our common stock equaled or exceeded $10.00 per share for a period of ten consecutive trading days. These options were valued using a trinomial lattice model because of the market performance target.

(4)
The amounts shown represent cash payments made to each of our named executive officers under our Performance Bonus Plan, which is further described in the “Compensation Discussion and Analysis” in this Proxy Statement. The amounts disclosed represent the actual bonuses earned for 2012, 2011 and 2010 performance which were paid in February 2013, March 2012 and March 2011, respectively.

(5)
It is not our practice to provide executive officers with any meaningful perquisites. We have, however, on occasion paid directly or reimbursed relocation expenses for one or more executive officers, which may include the movement of household goods, temporary housing, costs associated with the sale of a personal residence and income taxes associated with these costs. In addition, we provide Mr. Drake a transportation benefit in the form of a car service in lieu of relocation. The amounts shown consist of our incremental cost for the provision to the named executive officers of perquisites and other specified compensation elements during 2012:

Named Executive Officer	401(k) Match (a)	COLA, Housing, Car & Relocation	Vacation Payout (b)	Severance	Commissions	Total
Scott Drake (c)	$3,736	$70,786	$—	$—	$—	$74,522
Guy A. Childs	2,822	—	—	—	—	2,822
Robert Fuchs	—	—	—	—	—	—
Jason D. Hein	—	500	—	—	—	500
Shahriar Matin	2,758		2,982	—	—	5,740
L. Renee Boehme (d)	5,458	1,100	13,270	112,729	13,285	145,842

(a) Our 401(k) matching contributions are provided to our executive officers on the same basis as that provided to all other U.S. employees.

(b) Amount represents vacation earned but not taken, pursuant to Company policy that allows employees to a payout related to vacation earned, but not taken. Except upon termination of employment, the payout can only be made to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours. In the case of Ms. Boehme upon her termination of employment, she was paid her entire earned vacation balance per company policy.

(c) Pursuant to an agreement between and Mr. Drake and us, we provide Mr. Drake with a car service in lieu of relocation.

(d) See footnote 9 below.

(6)
In August 2011, Mr. Drake was hired as President and Chief Executive Officer. The salary shown is the actual amount paid of his annual base salary of $500,000. Mr. Drake also received a new hire bonus of $60,000, 400,000 performance stock options as outlined earlier in this section and 50,000 restricted stock units.

(7)
In September 2012, Mr. Fuchs was hired as Vice President, Global Head of Human Resources. The salary shown is the actual amount paid of his annual base salary of $240,000. Mr. Fuchs also received a new hire bonus of $75,000 and 50,000 stock options. The payout under our Performance Bonus Plan was pro-rated based on the number of days worked during 2012.

(8)
Mr. Matin was promoted to Senior Vice President, Operations, Product Development and International effective April 12, 2010, at which time he relocated to Colorado. Prior to that, he served as Vice President, International, since March 2008 and as Managing Director of our wholly-owned subsidiary, Spectranetics International, B.V., since April 2007. In 2011, Mr. Matin’s other compensation included amounts paid for Dutch income taxes called for by the terms of a written agreement between Mr. Matin and us. Under the terms of Mr. Matin’s written agreement, we paid all income and social taxes owed on behalf of Mr. Matin in The Netherlands. Also, we paid the amount by which Mr. Matin’s aggregate income and social security taxes in the United States exceeded the income and social security taxes that he would otherwise pay if he were based in the United States. We withheld taxes from Mr. Matin’s salary that were based on his historical U.S. tax returns as calculated by a global tax accountant. Once his U.S. tax returns for 2010 were completed, such withheld amounts were reconciled to actual taxes due. In 2011, Mr. Matin also received a final relocation amount for his move to Colorado in 2010.

(9)
Ms. Boehme resigned as Vice President, General Manager, Lead Management as of December 14, 2012. Pursuant to her severance agreement, she received a severance payment of $112,729 as well as her 2012 bonus payout under our Performance Bonus Plan paid in March 2013.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Plan	Grant Date	Threshold $	Target $	Maximum $
Scott Drake	(1)	—	$158,100	$316,200	$632,400	—	$—	$—
	(2)	05/31/12	—	—	—	100,000	9.87	581,400
Guy A. Childs	(1)	—	70,635	141,271	282,541	—	—	—
	(2)	05/31/12	—	—	—	55,083	9.87	320,253
Robert Fuchs	(1)	—	36,000	72,000	144,000	—	—	—
	(3)	11/2/12	—	—	—	50,000	13.69	400,030
Jason D. Hein	(1)	—	66,887	133,774	267,548	—	—	—
	(2)	05/31/12	—	—	—	23,607	9.87	137,251
Shahriar Matin	(1)	—	64,610	129,220	258,440	—	—	—
	(2)	05/31/12	—	—	—	31,476	9.87	183,001
L. Renee Boehme	(1)	—	57,500	115,000	230,000	—	—	—
	(4)	02/24/12	—	—	—	6,900	8.38	34,657
	(2)	05/31/12	—	—	—	20,932	9.87	121,699

(1)
The amounts shown represent potential value of performance bonus awards under our 2012 Performance Bonus Plan for each of our named executive officers. For 2012, the Compensation Committee approved an incentive bonus plan tied to our attainment of specific performance objectives for which threshold, target and maximum levels were established. The actual cash bonus paid to each of the named executive officers for 2012 is set forth in the Summary Compensation Table. Mr. Fuchs’ bonus was pro-rated based on the number of days worked during 2012. Please also see “Compensation Discussion and Analysis” for more details regarding the 2012 Performance Bonus Plan.

(2)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan and were granted to the named executive officers as part of our annual equity grant program. The options vest over a four year period and become exercisable 25% on the first anniversary of the grant date and 6.25% each quarter thereafter. The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, in accordance with accounting principles generally accepted in the United States. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Ms. Boehme’s options were forfeited upon her resignation.

(3)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan upon Mr. Fuchs’ start of employment. The options vest over a four year period and become exercisable 25% on the first anniversary of the grant date and 6.25% each quarter thereafter. The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, in accordance with accounting principles generally accepted in the United States. The actual value, if any, Mr. Fuchs may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

(4)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan upon Ms. Boehme’s promotion to Vice President, General Manager, Lead Management. The options vest over a four year period and become exercisable 25% on the first anniversary of the grant date and 6.25% each quarter thereafter. The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, in accordance with accounting principles generally accepted in the United States. These options were forfeited upon Ms. Boehme’s resignation in December 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Scott Drake	—	—	$—	—	37,500	$553,875	(1)
	133,333	266,667	5.63	8/10/21	—	—	(2)
	—	100,000	9.87	5/31/22	—	—	(3)
Guy A. Childs	60,000	—	2.74	12/8/18	—	—	(4)
	23,808	14,285	5.76	6/1/20	—	—	(3)
	10,050	16,750	4.93	4/15/21	—	—	(3)
	—	55,083	9.87	5/31/22	—	—	(3)
	—	—	—	—	25,950	383,282	(5)
Robert Fuchs	—	50,000	13.69	11/2/22	—	—	(6)
Jason D. Hein	25,000	—	10.86	7/11/16	—	—	(3)
	15,000	—	10.88	1/11/17	—	—	(3)
	25,000	—	10.51	6/17/18	—	—	(3)
	55,000	—	2.74	12/8/18	—	—	(4)
	52,812	12,188	5.02	7/7/19	—	—	(3)
	21,746	13,048	5.76	6/1/20	—	—	(3)
	6,562	10,938	4.93	4/15/21	—	—	(3)
	—	23,607	9.87	5/31/22	—	—	(3)
	—	—	—	—	18,125	267,706	(5)
Shahriar Matin	50,000	—	10.90	4/17/17	—	—	(3)
	25,000	—	10.51	6/17/18	—	—	(3)
	55,000	—	2.74	12/8/18	—	—	(4)
	52,996	31,798	5.76	6/1/20	—	—	(3)
	6,562	10,938	4.93	4/15/21	—	—	(3)
	—	31,476	9.87	5/31/22	—	—	(3)
	—	—	—	—	18,125	267,706	(5)
L. Renee Boehme	—	—	—	—	—	—	(7)

(1)
These RSUs were granted pursuant to the terms of the 2006 Incentive Award Plan and Mr. Drake’s Employment Agreement. The RSUs vest over a four year period and vest 25% on each anniversary of the grant date. The market value of the RSUs shown is calculated based on the closing price of our common stock at December 31, 2012, or $14.77 per share.

(2)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan and Mr. Drake’s Employment Agreement. These options vest (a) if and when the average of the closing trading prices of a share of stock for a period of ten consecutive trading days equals or exceeds $10.00 per share, and (b) in the event the $10.00 per share performance target is met, in equal monthly installments over the four year period commencing on the August 10, 2011 grant date. The $10.00 per share performance target was met in March 2012. The options have a term of 10 years from the date of grant.

(3)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(4)
As part of the enhancements to our employee retention program, on December 8, 2008, we granted a total of 997,000 performance-based stock options to all levels of management and certain key employees. These options have an exercise price of $2.74 per share, the closing sale price of our common stock on December 8, 2008, and vest upon the achievement of a $9 share price, based on a 10-day average closing price of our common stock. The $9 share price was achieved in March 2012, and the stock options therefore vest in equal monthly installments pro-rata over a four year period, and were fully vested in December 2012.

(5)
These RSUs were granted pursuant to the terms of the 2006 Incentive Award Plan. The RSUs have a vesting period of four years with 25% vesting on each anniversary of the grant date. The market value of the RSUs shown is calculated based on the closing price of our common stock at December 31, 2012, or $14.77 per share.

(6)
These options were granted pursuant to the terms of the 2006 Incentive Award Plan upon Mr. Fuchs’ start of employment. The options have a vesting period of four years with 25% vesting on the first anniversary of the grant date and 6.25% vesting each calendar quarter thereafter.

(7)	Ms. Boehme exercised all 77,203 of her outstanding options on December 27, 2012.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of RSUs for each of our named executive officers for the year ended December 31, 2012.

	Option Awards		Restricted Units
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Securities Acquired upon Vesting (2)	Value Realized upon vesting(3)
Scott Drake	—	$—	7,365	$149,875
Guy A. Childs	—	—	9,625	95,872
Robert Fuchs	—	—	—	—
Jason D. Hein	—	—	4,738	68,238
Shahriar Matin	—	—	6,098	68,238
L. Renee Boehme	77,203	611,737	2,437	37,288

(1)
Represents the difference between the market price of a share of common stock on the date of exercise, less the exercise price per share so exercised, multiplied by the number of shares acquired upon exercise.

(2)
Certain officers surrendered shares to cover taxes due upon vesting of these restricted stock units: Mr. Drake surrendered 5,135 of 12,500 shares; Mr. Hein surrendered 2,137 of 6,875 shares; Mr. Matin surrendered 777 of 6,875 shares; and Ms. Boehme surrendered 1,313 of 3,750 shares.

(3)	Represents the market price of a share of common stock on the date of vesting of the RSUs granted in 2010 and 2011, multiplied by the number of shares acquired upon vesting.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

We provided contractual severance payments or benefits to one of our named executive officers in 2012. Specifically, pursuant to a Severance Agreement and General Release, dated December 10, 2012, we provided contractual severance payments to Lisa Renee Boehme, who served, until December 14, 2012, as our Vice President, General Manager, Lead Management. Severance payments to Ms. Boehme equaled $112,729, which reflected one-half of her annual base salary; Ms. Boehme also received $160,885 representing her performance based variable cash compensation plan payout (i.e. bonus) based on our 2012 performance under that plan. We also agreed to pay up to $10,000 to or on Ms. Boehme’s behalf for outplacement or other similar services.

In July 2011, Mr. Drake entered into an employment agreement with us, effective as of August 10, 2011 (the “Employment Agreement”). The Employment Agreement, which included a signing bonus of $60,000, provides that Mr. Drake will be paid an annual base salary of $500,000, subject to further increases by the Board, and will be entitled to earn an annual cash bonus of 60% of Mr. Drake’s then annual base salary at target performance, based upon the achievement of annual quantitative and qualitative performance objectives set by the Compensation Committee at the beginning of each year. In May 2012, Mr. Drake’s base salary was increased to $527,000 per annum, effective January 1, 2012. The Employment Agreement provides that Mr. Drake’s employment is for an unspecified duration and constitutes “at will” employment.

The Employment Agreement also provides for severance. If we terminate Mr. Drake’s employment with us other than for “Cause” (as defined in the Employment Agreement), or if he terminates his employment with us for “Good Reason” (as defined in the Employment Agreement), we will pay to Mr. Drake a lump sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code) in an amount equal to the sum of (i) Mr. Drake’s annual base salary and (ii) his target annual bonus, each as in effect on the date of termination of Mr. Drake’s employment. Mr. Drake’s right to receive these severance payments is conditioned on his execution and non-revocation of a general release of claims in our favor.

Under the terms of the Employment Agreement, in the event of Mr. Drake’s termination for any reason, Mr. Drake will be entitled to receive: (i) all unpaid salary and unpaid vacation accrued by Mr. Drake through the date of termination, (ii) except in the case of a termination for Cause, any unpaid bonus for any fiscal year ended prior to the date of termination, calculated and paid (following approval by the Compensation Committee) in accordance with our variable compensation plan for that year, and (iii) any unreimbursed business expenses incurred by Mr. Drake, in accordance with Company policy for senior executives.

Pursuant to the terms of the Employment Agreement, Mr. Drake was provided with (i) an award of 50,000 RSUs, 25% of which vest on each of the first, second, third and fourth anniversaries of the August 10, 2011 grant date, and (ii) an option to purchase 400,000 shares of our common stock at an exercise price of $5.63 per share, the closing sale price of our common stock on August 10, 2011. These options vest (a) if and when the average of the closing trading prices of a share of stock for a period of 10 consecutive trading days equals or exceeds $10.00 per share (the “$10.00 Option Performance Target”), and (b) in the event the $10.00 Option Performance Target is met, in equal monthly installments over the four-year period commencing on the August 10, 2011 grant date. The $10.00 Option Performance Target was met in March 2012.

Additionally, during Mr. Drake’s employment with us and for one year following termination, he is prohibited from competing with us and soliciting our employees and customers to the extent set forth in the Employment Agreement.

In March 2011, we entered into Severance Agreements with each of Messrs. Childs, Hein, Matin and Ms. Boehme, along with certain other officers. In April 2013, we entered into a Severance Agreement with Mr. Fuchs, effective April 1, 2013. These Severance Agreements provide that if we terminate the executive’s employment with us other than for “Cause” (as defined in the Severance Agreements) or the executive’s disability, or if the executive terminates his or her employment with us for “Good Reason” (as defined in the Severance Agreements), we will pay to the executive a lump sum cash payment (unless otherwise required under Section 409A of the Internal Revenue Code) in an amount equal to (i) for Messrs. Hein, Matin and Childs, his annual base salary, for Ms. Boehme and Mr. Fuchs, fifty percent of their annual base salary, plus (ii) the executive’s target annual cash bonus for the year in which the termination occurred. The executive’s right to receive these severance payments is conditioned on the execution and non-revocation of a general release of claims in our favor. If the executive’s employment is terminated for any reason, we will also pay to the executive any unpaid bonus for any prior fiscal year, calculated in accordance with the bonus plan for that prior fiscal year. Additionally, during the executive’s employment with us and for one year following termination, the executive will be prohibited from competing with us and soliciting our employees and customers to the extent set forth in the Severance Agreement. Under certain circumstances, as in the case of Ms. Boehme, when the former executive remained in employment for substantially all of our fiscal year, we may elect to pay the earned bonus based on our performance in lieu of the target bonus, as provided for in the Severance Agreement, based on equitable and other considerations at the time of the executive’s separation from employment.

We also enter into indemnification agreements with our executive officers.

Our equity plans provide that all unvested stock options and RSUs vest in the event of a change in control of the Company if the successor corporation does not assume the option or RSU or substitute an equivalent right for the option or RSU. Under the 2006 Incentive Award Plan, if the successor corporation assumes the stock option or RSU or substitutes an equivalent right, then no such acceleration shall apply. For outstanding options subject to a $9.00 or $10.00 per share performance target, in the event of a change in control of us that occurs on or prior to the second anniversary of the grant date, the performance target of $9.00 or $10.00 per share, as the case may be, must be achieved in order for acceleration of exercisability to occur. In the event of a change in control that occurs after the second anniversary of the grant date, acceleration of exercisability will occur irrespective of whether the performance target is achieved. In March 2012, the performance targets of $9.00 and $10.00 per share were achieved, and, as a result, those options are currently subject only to the time vesting schedules and the change in control provisions that would accelerate the vesting upon a change in control. In May 2012, our stockholders voted to amend the 2006 Incentive Award Plan to provide that if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two (2) years of the date of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced shall become fully exercisable and all forfeiture restrictions on such awards shall lapse. The terms “Cause” and “Good Reason” shall have the meanings given such terms in participant’s awards agreement or severance, employment or other written agreement with us.
Set forth below are the amounts that would be payable to our named executive officers in the event of a termination without cause or if the NEO terminates his employment with us for “good reason,” assuming the termination occurred on the last business day of 2012. Also included in the table is the year-end value of unvested stock options and RSUs for the named executive officers that would vest upon a change in control of us, assuming the successor corporation does not assume the option or RSU or substitute an equivalent right for the option or RSU.

The table also assumes that the change in control occurred on the last business day of 2012 and the price per share of our common stock is the closing price as of that date, or $14.77 per share.

Potential Payments on Termination or Change in Control as of December 31, 2012

Name	Triggering Event	Bonus	Value of Unvested Options	Value of Unvested Restricted Stock Units	Lump Sum Salary	Total
Scott Drake	Termination without cause or for good reason (1)	$316,200	$—	$—	$527,000	$843,200
	Change in control vesting (2)	—	2,927,336	553,875	—	3,481,211
Guy A. Childs	Termination without cause or for good reason (1)	141,271	—	—	282,541	423,812
	Change in control vesting (2)	—	563,435	383,282	—	946,717
Robert Fuchs (3)	Termination without cause or for good reason (1)	—	—	—	—	—
	Change in control vesting (2)	—	54,000	—	—	54,000
Jason D. Hein	Termination without cause or for good reason (1)	133,774			267,548	401,322
	Change in control vesting (2)		459,700	267,706		727,406
Shahriar Matin	Termination without cause or for good reason (1)	129,220	—	—	258,440	387,660
	Change in control vesting (2)	—	548,362	267,706	—	816,068
L. Renee Boehme (4)	Termination without cause or for good reason (1)	—	—	—	—	—
	Change in control vesting (2)	—	—	—	—	—
____________

(1)	“Good reason” is generally defined in the Severance Agreements as a material diminution in authority, duties or responsibilities without the executive’s consent.

(2)
Our equity plans provide that all unvested stock options and RSUs vest in the event of a change in control of the Company if the successor corporation does not assume the option or RSU or substitute an equivalent right for the option or RSU. Under the 2006 Incentive Award Plan, if a change in control occurs and a participant’s awards are converted, assumed, or replaced, and the participant, within two (2) years of the date of the change in control, either (A) is terminated other than for Cause or (B) terminates employment for Good Reason, the awards converted, assumed, or replaced shall become fully exercisable and all forfeiture restrictions on such awards shall lapse.

(3)	Mr. Fuchs’ severance agreement was executed effective April 1, 2013, approximately six-months after his start date.

(4)	Ms. Boehme resigned from her position as Vice President, General Manager, Lead Management effective December 14, 2012. Her severance payments are described above.

DIRECTOR COMPENSATION

General.   In 2010, the Compensation Committee of the Board retained Pearl Meyer, a compensation consulting firm, to review and advise the Board with respect to director compensation. Pearl Meyer’s analysis and advice included that firm’s substantial database that is published annually as the National Association of Corporate Directors (NACD), Director Compensation Report, and considered, among other things, market data from business organizations that are appropriate comparators, the complexity of assignments that directors face, and other factors. Pearl Meyer advised the Compensation Committee that our director fee structure was significantly below the market median for the medical device industry. Based upon the advice of Pearl Meyer and the recommendation of the Compensation Committee, the Board approved, effective October 1, 2010, changes in director cash compensation, as more fully set forth below.

Board Fees.  Cash compensation consists of an annual retainer, which is payable quarterly, and a per meeting fee. In 2012, all non-employee directors received an annual retainer of $30,000, payable quarterly, in addition to Board meeting fees of $500, $1,000 and $1,500 paid for special, telephonic and in-person meetings, respectively.

Effective as of December 2, 2010, the Board approved an additional annual fee for the independent Chairman of the Board of $50,000 to be paid until 60 days following the date upon which a CEO commenced employment with us, following which the Chairman’s additional fee would be reduced to $25,000 annually. Therefore, the annual fee for the independent Chairman of the Board was reduced to $25,000, effective October 10, 2011, which was 60 days following the hiring of Mr. Drake as CEO. In the second quarter of 2012, the Compensation Committee retained Pearl Meyer, its independent compensation consultant, to collect Peer Group market data and report on the cash differential paid to the independent chairpersons among our industry Peer Group. The Pearl Meyer report concluded that our independent Chairman was below market as compared to the median of the Peer Group. In May 2012, after hearing the recommendations of the Compensation Committee, which included a recognition of the substantial amount of time, effort, and commitment demonstrated by the independent Chairman, the Board of Directors, after excusing the independent Chairman from the meeting, approved (effective May 31, 2012) an increase in the independent Chairman’s cash differential from $25,000 to $70,000. This increase brought the total cash retainer paid to our independent Chairman to $100,000 annually, exclusive of Committee retainers and fees. The Chairman’s fee is paid quarterly at such time as other director fees are paid and is in addition to any other fees or compensation payable to our non-employee directors.

Board members are also reimbursed for expenses associated with their attendance at Board meetings and committee meetings.

Committee Fees. Effective October 1, 2010, the Board approved a revised annual retainer of $5,000 for each member of the Audit Committee and an additional $10,000 to the Audit Committee Chairperson. The Board also approved a revised annual retainer of $4,000 for each member of the Compensation Committee, and an additional $7,500 to the Compensation Committee Chairperson. In addition, the Board approved an annual retainer of $2,000 to each member of the Nominating and Corporate Governance and Compliance Committees and an additional $4,000 to the chairperson of each of those committees. Committee members are also paid meeting fees of $500 and $1,000 for telephonic and in-person meetings, respectively.

Equity Compensation.  Non-employee directors are eligible to participate in our 2006 Incentive Award Plan. In March 2011, the Board approved revised equity compensation, effective June 1, 2011, which provides for an annual grant, on the date of each annual meeting, to non-employee directors of a number of shares of restricted stock calculated by dividing (x) $60,000, by (y) the fair market value of a share of stock on the date of such annual meeting. Newly elected or appointed directors will also receive shares of restricted stock calculated using a similar formula upon their election or appointment to the Board. Subject to the director’s continued service, the restricted shares will vest in full on the first anniversary of the grant date.

Further, our Corporate Governance Guidelines encourage directors to identify and participate in education programs to assist them in performing their responsibilities as directors. In connection with these expectations regarding director education, the director is paid $2,500 for one day of continuing director education per year, or $1,500 for such continuing education, if the continuing education program is scheduled to occur at a time and location that is generally concurrent with a Board meeting.

We also enter into indemnification agreements with our directors.

The table below summarizes the compensation received by our directors for the year ended December 31, 2012.

Director	Fees Earned or Paid in Cash	Restricted Stock Awards (1)	All Other Compensation (2)	Total
David G. Blackburn (3)	$22,363	$—	$—	$22,363
Anne Melissa Dowling	65,633	60,000	—	125,633
Scott Drake (4)	—	—	—	—
R. John Fletcher	106,508	60,000	—	166,508
William C. Jennings	77,833	60,000	—	137,833
B. Kristine Johnson	21,167	60,000	—	81,167
Daniel A. Pelak	66,109	60,000	—	126,109
Joseph M. Ruggio, M.D.	48,500	60,000	—	108,500
Maria Sainz	55,000	60,000	—	115,000
Craig M. Walker, M.D. (5)	40,500	60,000	42,300	142,800

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock awards granted to each of the directors in 2012. The grant date fair value is the closing price of our common stock on the date of grant. Pursuant to the 2006 Incentive Award Plan, each director on the date of each annual meeting will receive the number of shares of restricted stock equal to the quotient obtained by dividing $60,000 by the fair market value of a share of stock on the date of the annual meeting. These awards vest on the one-year anniversary of the grant date.

(2)
Directors are reimbursed for travel and other customary business expenses, in accordance with the same policies that apply to all Spectranetics employees. No perquisites are provided to non-employee directors.

(3)	Mr. Blackburn retired as a member of the Board on May 31, 2012.

(4)	Mr. Drake does not receive compensation for his participation on the Board.

(5)
Dr. Walker was paid other compensation of $42,300 during 2012 for his training of physicians in the use and application of Spectranetics’ excimer laser technology pursuant to a two-year consulting agreement dated March 31, 2011. Dr. Walker resigned as a member of the Board effective March 15, 2013.

The table below shows the aggregate number of outstanding restricted stock awards and stock option awards for each director as of December 31, 2012.

Director	Restricted Stock Awards	Aggregate Stock Option Awards
Anne Melissa Dowling	6,079	—
Scott Drake	—	—
R. John Fletcher	6,079	45,000
William C. Jennings	6,079	—
B. Kristine Johnson	6,079	—
Daniel A. Pelak	6,079	—
Joseph M. Ruggio, M.D.	6,079	45,000
Maria Sainz	6,079	—
Craig M. Walker, M.D.	6,079	—

Employee Directors

Mr. Drake was not compensated for his service as a Board member during 2012. Information regarding the compensation awarded to him as our CEO is included in the Summary Compensation Table under the caption “Executive Compensation” earlier in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of non-employee directors as required by the listing standards of the NASDAQ Global Select Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at www.spectranetics.com/company/investor-relations/corporate-governance.

Our management has the primary responsibility for our financial statements as well as our accounting and financial reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2012, was responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting. The role of the Audit Committee is to monitor and oversee these audits and our financial reporting process on behalf of the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2012, with management and our independent registered public accounting firm. The Audit Committee has also reviewed with management its report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of our internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and superseded by Auditing Standards No. 114, the Auditor’s Communications with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm such firm’s independence from the Company. The Audit Committee has determined that the audit-related services provided in 2012 by KPMG LLP are compatible with maintaining such firm’s independence.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent registered public accounting firm. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes and internal control over financial reporting, that our financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that our independent registered public account firm meets the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee Members:
Mr. William C. Jennings, Chairperson
Ms. Anne Melissa Dowling
Ms. B. Kristine Johnson

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

Under its charter, the Audit Committee must pre-approve all engagements of our independent auditors before the independent registered public accounting firm is engaged to perform any audit or permissible non-audit services, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The charter authorizes the Audit Committee to establish pre-approval policies and procedures regarding our engagement of its independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. Currently, the Audit Committee pre-approves each particular service engagement on a case-by-case basis. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANTS

KPMG LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2012. EKS&H LLLP, an independent registered public accounting firm, audited our consolidated financial statements as of and for the years ended December 31, 2011 and 2010. The Audit Committee has considered whether the provision of services by KPMG or EKS&H, other than their respective audits of our consolidated financial statements and their respective reviews of the quarterly consolidated financial statements during these periods, is compatible with maintaining the firms’ independence.

During 2012 and 2011, KPMG and EKS&H provided the following services to Spectranetics:

	2012 Fees KPMG LLP	2011 Fees EKS&H LLLP
Audit Services	$290,000	$285,186
Audit-related Services	—	16,114
Tax Services	—	—
All Other Services	—	—

Audit Services.  Fees for audit services provided by KPMG and EKS&H for 2012 and 2011, respectively, include aggregate fees for professional services rendered in connection with their audits of our consolidated financial statements, the audit of our internal control over financial reporting, and the quarterly reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-related Services.  Fees for audit-related services provided by EKS&H in 2011 were primarily related to services performed in connection with a review of our 2011 Proxy Statement, guidance and research.

Tax Services.  No fees were paid to KPMG or EKS&H for tax services in 2012 or 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about equity awards under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	3,390,180	$7.022	1,901,430

(1)	These plans consist of the 2006 Incentive Award Plan and our 1997 Equity Participation Plan. Includes 126,350 unvested restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which our common stock is traded. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us with respect to fiscal 2012, or written representations from certain reporting persons, we believe that all of our directors and executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

ELECTION OF DIRECTORS
(Proposal No. 1)

The current number of members of the Board is eight. The terms of Mr. Drake, Mr. Jennings and Dr. Ruggio expire at this meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Messrs. Drake and Jennings and Dr. Ruggio for re-election to the Board for a three-year term, which will expire at our Annual Meeting in 2016 or when their successor is duly elected and qualified.

The nominees have expressed their willingness to serve, but if because of circumstances not contemplated a nominee is not available for election, the proxy holders appointed by proxy intend to vote for such other person or persons as the Board may nominate. Information with respect to each of the nominees is set forth in the section entitled “Business Experience of Non-Employee Directors.”

Vote and Recommendation

Directors will be elected by a favorable vote of a plurality of votes cast. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE PERSONS NOMINATED AS DIRECTOR.

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY-ON-PAY VOTE”)
(Proposal No. 2)

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain highly qualified executives, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and other pre-established milestone-based performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ target pay to our performance. Consistent with our performance-based compensation philosophy, we reserve a significant portion of potential compensation for performance- and incentive-based programs. Our performance-based cash compensation (i.e. bonus) program rewards short-term performance, while our equity awards, in the form of stock options and restricted stock units, coupled with our mandatory stock ownership guidelines, reward long-term performance and align the interests of management with those of our stockholders. The performance goals under our bonus program focus on financial objectives, along with pre-established qualitative milestone-based performance objectives, key elements that we believe will drive total stockholder return.

In setting pay, we seek to:

•	Align the interests of our executive officers with those of our stockholders;

•	Tie annual and long-term compensation incentives to the achievement of specific financial and operational performance objectives;

•	Support our performance-based philosophy and culture; and

•	Focus on employee retention through our long-term equity programs.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards serve to align the interests of our executives with those of our stockholders by encouraging achievement of long-term performance goals. As such, equity awards are a key component of our executive compensation program. In 2012, equity awards, in the form of stock options, represented between 23% and 74% of our named executive officers’ compensation opportunity. Stock options more closely align the interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved. In 2010 and 2011, our equity awards also included restricted stock units, which serve as a strong retention tool.

We provide competitive pay opportunities that we believe reflect best practices. The Compensation Committee of our Board consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. Our named executive officers’ 2012 total compensation levels were generally at or above the market median of the Peer Group data reviewed by the Compensation Committee. This positioning places greater emphasis on long-term risk-based pay, alignment with stockholder interests and long-term retention.

We are committed to strong governance standards with respect to our compensation program, procedures and practices. In 2012, as part of a commitment to strong corporate governance and best practices, our Compensation Committee considered third-party executive compensation Peer Group market data specific to the medical device industry as part of its annual executive compensation review. In addition, our Board has established stock ownership guidelines, and our Compensation Committee has established equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.

At our annual meeting of stockholders held on May 31, 2012, over 96% of votes cast were in favor of the proposal to approve an advisory resolution regarding the 2011 compensation program for our named executive officers (“say-on-pay” vote). The Compensation Committee believes this result is an indication that a vast majority of our stockholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our named executive officers with the interests of our stockholders. The Compensation Committee considered the results of the 2012 say-on-pay vote in its overall evaluation of our compensation program, but such results did not impact the Compensation Committee’s decisions regarding the determination of executive compensation for 2012 or 2013. We will continue to consider the outcome of our “say-on-pay” vote results when determining future compensation policies and pay levels for our named executive officers. Our Board of Directors decided to conduct future stockholder advisory votes on executive compensation every year until the next required vote on the frequency of advisory votes on executive compensation.

Recommendation

Our Board believes that the information provided above and within the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution will be submitted for a stockholder vote at the Meeting:

“RESOLVED, that the stockholders of Spectranetics approve, on an advisory basis, the compensation of Spectranetics’ named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.”

This Say-On-Pay Vote is advisory, and therefore not binding on us, the Compensation Committee or our Board. However, the Compensation Committee will take the results of the Say-On-Pay Vote into consideration when making future decisions.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 2. Abstentions effectively count as no votes on this Proposal No. 2. Broker non-votes will not affect the outcome of this proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR approval of the resolution above.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING ON AN ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURES SET FORTH IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

The Audit Committee annually considers and recommends to the Board the selection of an independent registered public accounting firm. As recommended by our Audit Committee, the Board approved the selection of KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2013.

A representative of KPMG is expected to be present at the Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the Meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select a different independent registered public accounting firm.

The affirmative vote of a majority of shares of common stock present and entitled to vote, in person or by proxy, is required to approve this Proposal No. 3. Abstentions effectively count as no votes on this Proposal No. 3. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

As permitted by the SEC’s proxy rules, we will deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice is designed to reduce our printing and mailing costs. We will, upon written or oral request, promptly deliver a separate copy of the Annual Report and/or Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting our Corporate Secretary at 9965 Federal Drive, Colorado Springs, Colorado 80921, telephone (719) 633-8333. Stockholders wishing to receive a separate annual report and/or proxy statement in the future or stockholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact our Corporate Secretary as referenced above.

2012 ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2012 Annual Report to Stockholders has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Meeting. The 2012 Annual Report to Stockholders is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K FOR THE 2012 FISCAL YEAR

On March 13, 2013, we filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2012. The Form 10-K has been reprinted as part of our 2012 Annual Report to Stockholders. Stockholders may also obtain a copy of the Form 10-K and any of our other SEC reports, free of charge, from the SEC’s website at www.sec.gov or from our website at www.spectranetics.com, or by writing to our Corporate Secretary, The Spectranetics Corporation, 9965 Federal Drive, Colorado Springs, Colorado 80921. The Annual Report on Form 10‑K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

OTHER MATTERS

The Board knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the proxies will vote such proxy in accordance with their best judgment on any such matter. The persons named in the proxies will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

Under the applicable rules of the SEC, a stockholder who wishes to submit a stockholder proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Stockholders to be held in 2014 must submit such proposal in writing to our Secretary at our principal executive offices no later than December 4, 2013. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2014 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our Amended and Restated Bylaws also provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting (but that would not be included in our proxy statement) must notify our Secretary thereof in writing no earlier than 120 days and no later than 90 days prior to the preceding year’s meeting date or January 29, 2014 and February 28, 2014, respectively. Such notice must set forth certain information specified in our Amended and Restated Bylaws.

BY ORDER OF THE BOARD OF DIRECTORS

Scott Drake
President and Chief Executive Officer

Dated April 3, 2013

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE SPECTRANETICS CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/spnc
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 28, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 28, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

Proposal 1. Election of directors:
01 Scott Drake
02 William Jennings
03 Dr. Joseph Ruggio

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2. Advisory vote to approve our named executive officer compensation ("Say-on-Pay Vote"). ☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3. Ratification of appointment of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2013. ☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 29, 2013
8:00 a.m. (MDT)

9945 Federal Drive
Colorado Springs, CO 80921

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 29, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" the nominees listed under Item 1, "FOR" the proposals in Items 2 and 3 and, in the discretion of the Proxies, on any other matters which may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Guy A. Childs and Paul Gardon, and each of them, as Proxies with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.